                              DIRECTORS' CIRCULAR
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 SCHEDULE 14D-9
                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                        GULF INDONESIA RESOURCES LIMITED
                           (Name of Subject Company)
                             ---------------------

                        GULF INDONESIA RESOURCES LIMITED
                       (Names of Person Filing Statement)
                             ---------------------

                                 COMMON SHARES
                         (Title of Class of Securities)

                                   402284103
                     (CUSIP Number of Class of Securities)
                             ---------------------

                                 JASON DOUGHTY
                        GULF INDONESIA RESOURCES LIMITED
                         21ST FLOOR, WISMA 46, KOTA BNI
                       JALAN JENDERAL SUDIRMAN KAVLING 1
                           JAKARTA, 10220, INDONESIA
                             PHONE (6221) 574-2120
                              FAX (6221) 575-4015
          (Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)
                             ---------------------

                                WITH COPIES TO:

             George G. Young III                              Robert R. Rooney
            Haynes and Boone, LLP                             Bennett Jones LLP
            1000 Louisiana Street                          4500 Bankers Hall East
                 Suite 4300                                 855 - 2nd Street S.W.
          Houston, Texas 77002-5012                       Calgary, Alberta T2P 4K7
            Phone (713) 547-2081                                   Canada
             Fax (713) 236-5699                             Phone (403) 298-3420
                                                             Fax (403) 265-7219

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 June 12, 2002

ITEM 1.  SUBJECT COMPANY INFORMATION.

     The name of the subject company is Gulf Indonesia Resources Limited, a corporation organized under the laws of the Province of New Brunswick, Canada ("Gulf Indonesia"). The principal executive offices of Gulf Indonesia are located at 21st Floor, Wisma 46, Kota BNI, Jalan Jenderal Sudirman Kavling 1, Jakarta, 10220, Indonesia and Gulf Indonesia's telephone number at this address is (6221) 574-2120.

     The class and title of equity securities to which this Solicitation/Recommendation Statement on Schedule 14D-9 (this "Statement") relates is Gulf Indonesia's common shares, with a nominal or par value of U.S.$0.01 per share (the "Shares" or the "Gulf Indonesia Common Shares").

     As of June 4, 2002, there were 90,038,542 Shares outstanding on a fully diluted basis. For the purposes of this Statement and the Support Agreement (as defined below), the fully diluted number of Shares is calculated by aggregating the number of Shares issued and outstanding with the number of Shares issuable pursuant to options of Gulf Indonesia having an exercise price less than U.S.$13.25.

     NOTICE TO CANADIAN SHAREHOLDERS. This Statement, including the Annexes provided to shareholders, constitutes the Directors' Circular of Gulf Indonesia, as required by applicable securities laws in Canada.

     All dollar references in this Statement are expressed in United States dollars except where otherwise indicated.

ITEM 2.  IDENTITY AND BACKGROUND OF FILING PERSON.

     The person filing this statement is Gulf Indonesia, which is the subject company. The name, business address and business telephone number of Gulf Indonesia are set forth in Item 1 above.

     This Statement relates to the tender offer by Conoco Canada Resources Limited ("Conoco Canada"), a Nova Scotia corporation and wholly owned subsidiary of Conoco Inc. ("Conoco"), a Delaware corporation, described in the Tender Offer Statement on Schedule TO (which includes information required to be reported under Rule 13e-3 of the Securities Exchange Act of 1934) dated June 12, 2002 (the "Schedule TO"), which was filed by Conoco and Conoco Canada with the Securities and Exchange Commission on June 12, 2002. Conoco Canada is offering to purchase all the outstanding Shares not owned by Conoco Canada at a purchase price of $13.25 per Share in cash (the "Offer Price"), on the terms and upon the conditions set forth in the Offer to Purchase dated June 12, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute "the Offer"), copies of which are filed as Exhibits (a)(1) and (a)(2) herewith, respectively, and are incorporated herein by reference in their entirety. As of June 4, 2002, Conoco Canada owned 63,650,000 of the outstanding Shares of Gulf Indonesia, or approximately 70.7% of the Shares on a fully diluted basis.

     The Offer is described in the Offer to Purchase. The Offer is being made pursuant to a Support Agreement, dated as of June 7, 2002, among Conoco, Conoco Canada and Gulf Indonesia (the "Support Agreement"). The Support Agreement provides that if the Offer is consummated and the Minimum Tender Condition (as defined in the Support Agreement) has been satisfied and the other conditions to the second-step transaction have been satisfied or waived, Conoco Canada will use its best efforts, as soon as practicable after completion of the Offer, to consummate a second-step transaction, pursuant to which Conoco Canada will acquire all outstanding Shares not tendered in the Offer or otherwise owned by Conoco Canada (the "Second-Step Acquisition"). The Second-Step Acquisition will be effected either through a compulsory acquisition or a statutory transaction under New Brunswick law, such as an amalgamation, arrangement or share consolidation.

     The Offer to Purchase states that the principal executive offices of Conoco Canada are located at 1600, 401 - 9th Avenue S.W., Calgary, Alberta, T2P 3C5, Canada and the principal executive offices of Conoco are located at 600 North Dairy Ashford Road, Houston, Texas 77079, United States.

ITEM 3.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

     Except as described herein (including the Annexes hereto) or incorporated herein by reference, to the knowledge of Gulf Indonesia, there are no material agreements, arrangements or understandings or any actual or potential conflicts of interest between Gulf Indonesia or the affiliates it controls and (1) their respective executive officers, directors or affiliates or (2) Conoco, Conoco Canada and their respective executive officers, directors or affiliates.

     Certain Arrangements between Gulf Indonesia and its Executive Officers, Directors and Affiliates. The information regarding agreements, arrangements or understandings between Gulf Indonesia and its executive officers, directors or affiliates is described on pages 3-11 under "ELECTION OF DIRECTORS", "EXECUTIVE COMPENSATION", "SUMMARY COMPENSATION TABLE", "OPTIONS/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR" and "AGGREGATED OPTIONS/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND THE FINANCIAL YEAR END OPTIONS/SAR VALUES" in Gulf Indonesia's Management Proxy Circular relating to the Annual Meeting of Gulf Indonesia's shareholders on May 6, 2002 (the "Proxy Circular"). The Proxy Circular is filed herewith as Exhibit (e)(2) and incorporated herein by reference. In addition, the information set forth under "SPECIAL FACTORS -- Beneficial Ownership of Shares", "SPECIAL
FACTORS -- Transactions and Arrangements Concerning the Shares", "SPECIAL FACTORS -- Interest of Certain Persons in the Offer" and "SPECIAL
FACTORS -- Purpose and Certain Effects of the Offer and the Second-Step Acquisition" in the Offer to Purchase is incorporated herein by reference.

     Certain Arrangements between Gulf Indonesia, Conoco Canada and Conoco. The information set forth under "SPECIAL FACTORS -- Certain Related Party Transactions" in the Offer to Purchase is incorporated herein by reference.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

BACKGROUND TO THE OFFER

     In August 1988, Conoco Canada (formerly Gulf Canada Resources Limited ("Gulf Canada")), acquired Asamera Inc. In 1994, various assets and liabilities of Asamera Inc., including all those relating to the business in Indonesia, were restructured under a new Canadian corporation, Asamera Canada Limited. In 1997, Asamera Canada Limited acquired other assets relating to the Indonesian business from Gulf Canada and transferred to Gulf Canada its interests in various subsidiaries that were not carrying on business in Indonesia. Asamera Canada Limited was continued under the Business Corporations Act (New Brunswick) and changed its name to Gulf Indonesia Resources Limited. Gulf Indonesia operated as a wholly owned subsidiary of Gulf Canada until September 1997.

     On September 29, 1997, Gulf Indonesia completed a public offering of approximately 27.6% of its Shares, which are publicly traded on the New York Stock Exchange. Gulf Canada retained approximately a 72.4% equity ownership interest in Gulf Indonesia.

     On May 28, 2001, Conoco, Conoco Northern Inc., a wholly owned subsidiary of Conoco ("Conoco Northern"), and Gulf Canada entered into a Support Agreement, pursuant to which Conoco agreed to cause Conoco Northern to acquire all the outstanding ordinary shares of Gulf Canada through a cash tender offer to all the holders of ordinary shares of Gulf Canada. On June 7, 2001, Conoco Northern commenced a cash tender offer for all the outstanding ordinary shares of Gulf Canada. On July 16, 2001, Conoco Northern acquired all the outstanding shares of Gulf Canada (which was subsequently renamed Conoco Canada Resources Limited), and, as a result, Conoco acquired its indirect equity ownership interest in Gulf Indonesia. After Conoco obtained control of Gulf Indonesia, designees of Conoco were elected to the Board of Directors of Gulf Indonesia, including Robert W. Goldman, Malcolm D. Griffiths, Rick A. Harrington, Francis H. James, James D. McColgin, Paul C. Warwick and Dr. George E. Watkins.

     On July 26, 2001, Conoco and Conoco Canada filed with the SEC a Schedule 13D (the "Schedule 13D") indicating that they were considering various alternatives with respect to Conoco Canada's ownership interest in Gulf Indonesia.

     On March 25, 2002, Mr. Robert E. McKee, III, Executive Vice President, Exploration Production of Conoco, called Mr. Robert H. Allen, the Chairman of the Board of Directors of Gulf Indonesia, to indicate that Conoco was considering various alternatives with respect to Gulf Indonesia, including the acquisition of all of the outstanding Gulf Indonesia Common Shares not already owned by Conoco Canada. In view of Conoco's ongoing internal evaluations regarding Gulf Indonesia and the possibility of future discussions with Gulf Indonesia, Mr. McKee suggested that an independent committee of the Board of Directors of Gulf Indonesia (the "Independent Committee") be formed to ensure that Gulf Indonesia would be in a position to review and respond to any proposal in the event Conoco or Conoco Canada decided to make a proposal.

     Subsequent to the conversation on March 25, 2002, Mr. Allen sought legal advice regarding the formation and the mandate of the Independent Committee.

     On April 1, 2002, the Board of Directors of Gulf Indonesia formed the Independent Committee to take such steps as it considered necessary to be in a position to receive, consider and make a recommendation regarding any proposal that may be made by Conoco or Conoco Canada. Mr. Allen, Mr. John R. Sanders and Dr. Ir. Kuntoro Mangkusubroto, each an independent director of Gulf Indonesia, were appointed to the Independent Committee.

     On April 1, 2002, the Independent Committee met to discuss potential advisors and determined, upon the recommendation of Mr. Allen, to retain Macleod Dixon LLP to act as its legal counsel. At this meeting, Mr. Allen was appointed Chairman of the Independent Committee.

     Subsequently, the Independent Committee, with the assistance of Macleod Dixon, selected Patterson Palmer and Vinson & Elkins, in New Brunswick and the United States, respectively, to act as counsel in respect to the laws of those jurisdictions and considered a number of investment banks to act as the Independent Committee's financial advisor. In addition, the Independent Committee, with the assistance of Macleod Dixon, selected Philip Kingstone, a legal consultant based in Indonesia, to assist its financial advisors with their due diligence efforts in Indonesia.

     On April 9, 2002, the Independent Committee retained RBC Dominion Securities Inc. ("RBC"), effective April 1, 2002, to serve as financial advisor to the Independent Committee and, if required, to prepare and deliver a valuation and fairness opinion. The Independent Committee satisfied itself that RBC was a qualified and independent advisor and competent to provide the financial services required by the Independent Committee.

     Also on April 9, 2002, the Independent Committee met with its legal and financial advisors. At this meeting, Macleod Dixon advised the Independent Committee of its legal duties and responsibilities in the discharge of its duties.

     Over the next several weeks, RBC conducted a review of the business, financial condition, results of operations, prospects, business strategy and competitive position of Gulf Indonesia, as well as a review of the industry in general. The purpose of RBC's review was to put it in a position to perform a valuation analysis of Gulf Indonesia.

     On May 5, 2002, the Independent Committee met with its legal and financial advisors and received an update on RBC's due diligence investigation of Gulf Indonesia.

     During May 2002, representatives from RBC held a number of meetings and conference calls with representatives of Conoco and Conoco's financial advisors, JPMorgan and Merrill Lynch, to discuss financial and other due diligence with respect to Gulf Indonesia. During the course of these meetings, Conoco stated that it continued to evaluate alternatives with respect to its interest in Gulf Indonesia and that it was not currently interested in disposing of its ownership interest in Gulf Indonesia.

     On May 14, 2002 and May 15, 2002, meetings of the Independent Committee were held in Indonesia, during which RBC presented to the Independent Committee the preliminary results of its valuation analysis of Gulf Indonesia and the management of Gulf Indonesia presented an update on Gulf Indonesia's business plan and operations.

     On May 22, 2002, the Independent Committee met with RBC to discuss RBC's valuation analysis of Gulf Indonesia. At this meeting, RBC presented and explained its valuation analysis to the Independent Committee. Also on May 22, 2002, Mr. Allen advised the Board of Directors of Gulf Indonesia that the Independent Committee had completed its valuation analysis of Gulf Indonesia.

     On May 24, 2002, Mr. Wayne C. Byers, Senior Counsel of Conoco, called Mr. Allen and indicated that Conoco Canada proposed to acquire all the Gulf Indonesia Common Shares not owned by Conoco Canada. Mr. Byers then sent to Mr. Allen a term sheet setting forth a proposed price of $12.50 per Share in cash and certain other terms of the proposal. Conoco Canada also delivered to Macleod Dixon and Bennett Jones LLP, legal counsel to Gulf Indonesia, a draft support agreement that would give effect to the proposed transaction.

     The Independent Committee met later on May 24, 2002 with RBC and Macleod Dixon, and with their assistance, considered Conoco Canada's initial proposal in light of the work, including valuation analysis, it had previously conducted. At this meeting, the Independent Committee received and reviewed advice from Macleod Dixon regarding the duties and responsibilities of the members of the Independent Committee under applicable law. At this meeting, the Independent Committee determined that it was not prepared to recommend Conoco Canada's initial proposal to the Board of Directors of Gulf Indonesia. Mr. Allen called Mr. Byers and indicated that the Independent Committee had rejected Conoco Canada's proposal and would await any further proposal.

     On May 25, 2002, representatives of RBC held discussions with representatives of JPMorgan and Merrill Lynch and representatives of Macleod Dixon held discussions with representatives of Cravath, Swaine & Moore, U.S. counsel to Conoco and Conoco Canada, and Blake, Cassels & Graydon LLP, Canadian counsel to Conoco and Conoco Canada, regarding Conoco Canada's proposal.

     Later in the day on May 25, 2002, the Independent Committee met with its financial and legal advisors and received a report on the discussions such advisors had with the financial and legal advisors of Conoco and Conoco Canada during that day.

     On the morning of May 26, 2002, Mr. Byers called Mr. Allen to indicate that Conoco Canada would increase its proposed price to $12.90 per Share in cash.

     On May 26, 2002, the Independent Committee met with RBC and Macleod Dixon, and with their assistance, considered Conoco Canada's revised proposal, including the terms of the proposed support agreement. At this meeting, the Independent Committee determined to reject Conoco Canada's revised proposal and determined to provide a counter-proposal of $14.00 per Share. Mr. Allen communicated this decision to Mr. Byers and highlighted certain aspects of the proposed support agreement which were not agreeable to the Independent Committee.

     On the morning of May 27, 2002, Mr. McKee called Mr. Allen and discussed various aspects of Conoco Canada's proposal.

     Mr. Allen called Mr. McKee later in the day on May 27, 2002 for further discussions which resulted in the suggestion by Mr. McKee that Conoco, Conoco Canada and their representatives call the Independent Committee and its advisors to discuss certain aspects of Conoco Canada's valuation of Gulf Indonesia. Mr. Byers and representatives of JPMorgan and Merrill Lynch called the Independent Committee and its advisors and discussed these matters. After these discussions, representatives of the Independent Committee met with its legal and financial advisors to discuss the status of negotiations between Conoco Canada and the Independent Committee.

     After these discussions, Mr. McKee called Mr. Allen and indicated that Conoco Canada was willing to revise its proposal to $13.25 per Share in cash and that such revised proposal would be Conoco Canada's final and best offer. Mr. Allen of Gulf Indonesia indicated that he would seek the recommendation of the revised proposal by the Independent Committee, subject to satisfactory resolution of certain terms of the proposed support agreement.

     Later in the day on May 27, 2002, the Independent Committee met and, with the assistance and advice of its financial and legal advisors, considered Conoco Canada's revised proposal, including the material terms and conditions of the proposed support agreement, in light of the work of the Independent Committee, including RBC's valuation analysis of Gulf Indonesia, and the extent, nature and status of negotiations. During this meeting, Macleod Dixon reviewed the duties and responsibilities of the members of the Independent Committee under applicable law. Also at this meeting, RBC delivered an oral opinion that, as of May 27, 2002, the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. In addition, RBC advised the Independent Committee that it would provide the Independent Committee with a formal valuation of Gulf Indonesia indicating that the proposed $13.25 per Share price in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was in the higher end of its valuation range for Gulf Indonesia Common Shares. After receipt of such financial and legal advice, the Independent Committee, subject to the negotiation of satisfactory terms to the support agreement, (1) unanimously approved the Offer,
(2) unanimously determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada), (3) unanimously resolved to recommend that shareholders of Gulf Indonesia accept the Offer and tender their Shares in the Offer and (4) unanimously resolved to recommend that the Board of Directors of Gulf Indonesia make the foregoing conclusions.

     Later on May 27, 2002, Mr. Byers and representatives of Cravath, Swaine & Moore, Blake, Cassels & Graydon and Macleod Dixon negotiated certain aspects of the proposed support agreement.

     On May 28, 2002, Conoco Canada and Gulf Indonesia issued a press release announcing the proposal and the Independent Committee's recommendation thereof. On the same day, Conoco and Conoco Canada filed with the SEC an amendment to the
Schedule 13D to indicate that a proposal had been made and accepted by the Independent Committee, subject to the execution of definitive documentation and approval by the full Board of Directors of Gulf Indonesia.

     Over the next several days, the respective legal advisors of Conoco, Conoco Canada, the Independent Committee and Gulf Indonesia negotiated the definitive Support Agreement.

     On June 7, 2002, at a meeting of the Independent Committee, RBC presented to the Independent Committee its written valuation and fairness opinion (the "Valuation and Fairness Opinion"), which has been attached as Annex A. The Valuation and Fairness Opinion indicated that, as of June 6, 2002, (1) the fair market value for Gulf Indonesia Common Shares was in the range of $11.50 to $14.00 per Share and (2) the $13.25 per Share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. Also at this meeting, Macleod Dixon presented to the Independent Committee the Support Agreement and described the material terms thereof. At this meeting, the Independent Committee unanimously (i) approved the Offer and the Support Agreement, (ii) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada), (iii) resolved to recommend that shareholders of Gulf Indonesia accept the Offer and tender their shares in the Offer and (iv) resolved to recommend that the Board of Directors of Gulf Indonesia make the foregoing conclusions.

     On June 7, 2002, the Board of Directors of Gulf Indonesia met and received the report of the Independent Committee, the Valuation and Fairness Opinion and the advice of counsel as to their fiduciary duties. After considering the foregoing, the Board of Directors of Gulf Indonesia unanimously (1) approved the Offer and the Support Agreement, (2) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada) and (3) resolved to recommend that shareholders of Gulf Indonesia accept the Offer and tender their shares in the Offer. Seven members of the Board of Directors of Gulf Indonesia indicated that they were either directors, officers or senior managers of Conoco or its affiliates (other than Gulf Indonesia) and abstained from voting on the Offer and the Support Agreement. A further member of the Board of Directors of Gulf Indonesia, Paul C. Warwick, indicated that he was a designee of Conoco and also abstained from voting on the Offer and the Support Agreement.

     Later on June 7, 2002, the Support Agreement was executed and on June 10, 2002, Conoco Canada and Gulf Indonesia issued a press release announcing the execution of the Support Agreement.

REPORT OF FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE

     Under the provisions of certain Canadian provincial securities laws respecting take-over bids, where a take-over bid is an "insider bid", the offeror is required, unless otherwise exempted, to have a valuation of the target company prepared by a qualified and independent valuer, based on techniques that are appropriate in the circumstances, after considering all relevant assumptions, that arrives at an opinion as to a value or range of values for the target company's common shares. The Independent Committee retained RBC to prepare a written Valuation and Fairness Opinion as to the fair market value of the Shares and as to whether the consideration to be received under the Offer is fair, from a financial point of view, to the holders of the Shares other than Conoco Canada.

     On May 27, 2002, RBC delivered an oral opinion that, as of May 27, 2002, the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders. In addition, on May 27, 2002, RBC advised the Independent Committee that it would provide the Independent Committee with a formal valuation of Gulf Indonesia indicating that the $13.25 per Share in cash to be received by the shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was in the higher end of its valuation range for Gulf Indonesia Common Shares. On June 7, 2002, RBC delivered the written Valuation and Fairness Opinion to the Independent Committee which indicated that, as of June 6, 2002,
(1) the fair market value for Gulf Indonesia Common Shares was in the range of $11.50 to $14.00 per Share and (2) the $13.25 per Share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to such shareholders.

     THE FULL TEXT OF THE VALUATION AND FAIRNESS OPINION OF RBC DATED JUNE 6, 2002, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE VALUATION AND FAIRNESS OPINION, HAS BEEN ATTACHED AS ANNEX A HERETO. SHAREHOLDERS OF GULF INDONESIA ARE URGED TO, AND SHOULD, READ THE VALUATION AND FAIRNESS OPINION IN ITS ENTIRETY.

REASONS AND RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE BOARD OF
DIRECTORS

     The Independent Committee has unanimously (1) approved the Offer and the Support Agreement and (2) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada). The Independent Committee recommends that shareholders of Gulf Indonesia accept the Offer and tender their Shares in the Offer.

     The Independent Committee. In reaching the conclusions described above, the Independent Committee considered a number of factors, including but not limited to the following:

     - The Offer provides the opportunity to the shareholders of Gulf Indonesia (other than Conoco Canada) to choose to realize the value of their investment in Gulf Indonesia for cash at a significant premium to market prices (a 23% premium to the closing price for a Share on May 24, 2002, the last trading day immediately prior to the announcement of the Offer, and a 21% premium to the 30-day average closing price for a Share prior to and including May 24, 2002;

     - The Offer Price is in the high end of the range of values of the Shares of $11.50 to $14.00 determined by RBC;

     - The fairness opinion provided by RBC that the $13.25 per Share in cash to be received by shareholders of Gulf Indonesia (other than Conoco Canada) in the Offer was fair, from a financial point of view, to shareholders of Gulf Indonesia (other than Conoco Canada);

     - The Offer Price resulted from active arm's length negotiations among the Independent Committee, Gulf Indonesia, Conoco and Conoco Canada with the assistance of independent financial and legal advisors, which the Independent Committee believes resulted in the Offer Price being increased from $12.50 per Share to $13.25 per Share;

     - The determination by the Independent Committee that the terms and conditions of the Offer and the Support Agreement are reasonable and resulted from active arm's length negotiations between the advisors of the Independent Committee, Gulf Indonesia, Conoco and Conoco Canada, which the Independent Committee believes resulted in improvements to the terms and conditions of the Support Agreement;

     - The Offer is an all cash offer providing shareholders of Gulf Indonesia with liquidity without being affected by historical limited trading volumes;

     - To be completed, the Offer must be accepted by a majority of Gulf Indonesia shareholders not affiliated with Conoco Canada;

     - If the Second-Step Acquisition occurs, shareholders who choose not to tender in the Offer will have the ability to perfect appraisal and dissent rights in connection with such Second-Step Acquisition; and

     - In light of Conoco's position that it is not prepared to sell its interest in Gulf Indonesia, the Independent Committee satisfied itself that there are no viable alternative transactions to the Offer.

     The Board of Directors. The Board of Directors of Gulf Indonesia has unanimously (1) approved the Offer and the Support Agreement and (2) determined that the Offer is fair to the shareholders of Gulf Indonesia (other than Conoco Canada) and in the best interests of Gulf Indonesia and the shareholders of Gulf Indonesia (other than Conoco Canada). The Board of Directors of Gulf Indonesia recommends that shareholders of Gulf Indonesia accept the Offer and tender their Shares in the Offer. In reaching its determinations, the Board of Directors of Gulf Indonesia adopted the conclusions of the Independent Committee based upon analysis of the factors considered by the Independent Committee.

     The following members of the Board of Directors of Gulf Indonesia indicated that they were directors, officers or senior managers of Conoco or its affiliates (other than Gulf Indonesia) and abstained from voting on the Offer and the Support Agreement: Robert W. Goldman, Malcolm D. Griffiths, Rick A. Harrington, Francis H. James, Donald F. Mazankowski, James D. McColgin and George D. Watkins. A further member of the Board of Directors of Gulf Indonesia, Paul C. Warwick, indicated that he was a designee of Conoco and also abstained from voting on the Offer and the Support Agreement.

     The Board of Directors of Gulf Indonesia believes that the Offer and the Support Agreement are also procedurally fair because, among other things: (1) the Independent Committee consisted of solely independent directors appointed to represent the interests of shareholders (other than Conoco Canada); (2) the Independent Committee retained and was advised by its own independent legal counsel experienced in advising on similar transactions; (3) the Independent Committee retained and was advised by RBC, as its independent financial advisor, to assist it in evaluating a potential transaction with Conoco or Conoco Canada;
(4) the nature of the deliberations pursuant to which the Independent Committee evaluated the Offer and the Support Agreement and alternatives thereto; (5) that the $13.25 per Share price in cash resulted from active arm's length negotiations between representatives of the Independent Committee, on the one hand, and representatives of Conoco and Conoco Canada, on the other; and (6) that the independent committee is a mechanism well established in transactions of this type.

     The Independent Committee and the Board of Directors of Gulf Indonesia also recognized that, while consummation of the Offer will result in all shareholders (other than Conoco Canada) being entitled to receive $13.25 in cash for each of their Shares, it will eliminate the opportunity for current shareholders (other than Conoco Canada) to participate in the longer term potential benefits of the business of Gulf Indonesia, including the opportunities arising out of Gulf Indonesia's initiatives in developing new markets for its gas reserves. The Independent Committee also recognized that the consummation of the Offer would result in the elimination of potential conflicts of interest of Conoco arising out of its existing operations in Indonesia and would also result in other operational synergies, cost savings and economic efficiencies for Conoco's operations in Indonesia.

     During its deliberations, the Independent Committee also considered two circumstances that could arise in the event no agreement was reached with Conoco and Conoco Canada for the Independent Committee to provide its support of a proposal. If the parties were unable to come to agreement and Conoco Canada decided not to make an offer directly to shareholders, shareholders would not have the opportunity to consider a cash offer at a premium to market and which was above the mid-point of the range of values of the Shares determined by RBC. Conversely, if Conoco Canada were to make an offer directly to shareholders without the recommendation of the Independent Committee, which Conoco Canada had not expressed it intended to do, it could well be at a price less than the Independent Committee might be able to negotiate.

     Neither the Independent Committee nor the Board of Directors of Gulf Indonesia considered the liquidation of Gulf Indonesia's assets and neither considered liquidation to be a viable course of action based on Conoco's desire to retain its shareholding in Gulf Indonesia. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer.

     The foregoing discussion of the information and factors considered by the Independent Committee and the Board of Directors of Gulf Indonesia is not intended to be exhaustive but includes all the material factors considered. In view of the variety of factors considered in connection with the evaluation of the Offer, the Independent Committee and the Board of Directors of Gulf Indonesia did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching such determinations and recommendations.

     A letter to the shareholders of Gulf Indonesia from the Chairman of the Board of Directors of Gulf Indonesia; a letter to brokers, dealers, commercial banks, trust companies and other nominees; and a form letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees; are filed herewith as Exhibits (a)(5), (a)(3) and (a)(4), respectively, and are incorporated herein by reference.

INTENT TO TENDER

     To Gulf Indonesia's knowledge, after reasonable inquiry, all its senior officers, directors, affiliates and subsidiaries of Gulf Indonesia (other than Conoco Canada) intend to tender in the Offer all Shares, and all Shares issued to them upon exercise of Gulf Indonesia options or acquired by them upon exercise of RSUs (as defined below), held of record or beneficially owned by them.

ITEM 5.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

     The information contained in Annex A hereto and under "SPECIAL
FACTORS -- Summary of Certain Analysis of JP Morgan and Merrill Lynch", and "THE OFFER -- Source and Amount of Funds; Fees and Expenses" in the Offer to Purchase is incorporated herein by reference.

ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     No transactions in the Shares have been effected during the last six months by Gulf Indonesia or any subsidiary of Gulf Indonesia or, to the knowledge of Gulf Indonesia, by any executive officer, director, associate or affiliate of Gulf Indonesia or any director or executive officer of its subsidiaries except as set forth under "Annex B -- Information Pursuant to Canadian Securities
Laws -- Trading by Directors and Senior Officers in Securities of Gulf
Indonesia -- Issue of Securities of Gulf Indonesia" and in Schedule B of the Offer to Purchase.

ITEM 7. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

     Except as set forth in this Statement, Gulf Indonesia is not undertaking or engaged in any negotiations in response to the Offer that relate to or would result in: (i) a tender offer or other acquisition of Gulf Indonesia's securities by Gulf Indonesia, any of its subsidiaries or any other person; (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Gulf Indonesia or any of its subsidiaries; (iii) any purchase, sale or transfer of a material amount of assets of Gulf Indonesia or any of its subsidiaries; or (iv) any material change in the present dividend rate or policy, indebtedness or capitalization of Gulf Indonesia.

     Except as set forth in this Statement, there are no transactions, board resolutions, agreements in principle or signed contracts entered into in response to the Offer that relate to one or more of the matters referred to in the preceding paragraph.

     The information set forth under "SPECIAL FACTORS -- Reasons for the Offer and Plans for Gulf Indonesia" and "SPECIAL FACTORS -- Purpose and Certain Effects of the Offer and the Second-Step Acquisition" in the Offer to Purchase are incorporated herein by reference.

ITEM 8. ADDITIONAL INFORMATION.

     The Information Pursuant to Canadian Securities Laws attached as Annex B to this Statement and the Offer to Purchase filed herewith as Exhibit (a)(1) are incorporated herein by reference.

ITEM 9. EXHIBITS. EXHIBIT NO.

(a)(1)       Offer to Purchase dated June 12, 2002.+*
(a)(2)       Letter of Transmittal.+*
(a)(3)       Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and other Nominees.+
(a)(4)       Form of Letter to Clients for use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees.+
(a)(5) Letter to shareholders of Gulf Indonesia from the Chairman of the Board of Gulf Indonesia.+*
(a)(6)       Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.+*
(a)(7)       Valuation and Fairness Opinion of RBC Dominion Securities
             Inc. dated June 6, 2002 (included as Annex A hereto).*
(a)(8)       Summary Advertisement published on June 12, 2002.+
(a)(9) Press release issued by Conoco Canada, dated June 12, 2002, announcing the commencement of the Offer.+
(a)(10)      Employee Notice issued by Gulf Indonesia on May 30, 2002.
(a)(11)      Notice of Guaranteed Delivery.+
(e)(1) Support Agreement dated as of June 7, 2002, by and among Conoco, Conoco Canada and Gulf Indonesia.+
(e)(2)       Gulf Indonesia's Proxy Circular relating to the Annual
             Meeting of Shareholders held on May 6, 2002 (incorporated by reference from Gulf Indonesia's 6-K for the month ended
             March 2002 filed with the SEC on June 10, 2002).
(e)(3)       Information Services Agreement between Gulf Indonesia and
             Gulf Canada Resources Limited ("Gulf Canada").
(e)(4)       Administrative Services Agreement between Gulf Indonesia and
             Gulf Canada.
(e)(5)       Administrative and Information Services Agreement between
             Gulf Indonesia and Conoco.
(e)(6)       Cross Indemnification Agreement between Gulf Indonesia and
             Gulf Canada.
(e)(7)       Corporate Opportunity Agreement between Gulf Indonesia and
             Gulf Canada.
(e)(8)       Technical Services Agreement between Gulf Indonesia and Gulf
             Canada.
(e)(9)       Trade-mark Sublicense and Name Use Agreement between Gulf
             Indonesia and Gulf Canada.
(e)(10)      Registration Rights Agreement between Gulf Indonesia and
             Gulf Canada.
(e)(11)      Technical Services Agreement between Gulf Indonesia and
             Conoco.

---------------

+ Incorporated by reference to the Schedule TO filed by Conoco and Conoco Canada on June 12, 2002.

* Mailed to shareholders.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GULF INDONESIA RESOURCES LIMITED

                                          /s/ PAUL C. WARWICK
                                          PAUL C. WARWICK
                                          President and Chief Executive Officer

                                  CERTIFICATE

     The foregoing (including Annexes A and B) contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the Securities Act (Quebec).

                      On behalf of the Board of Directors

            /s/ ROBERT H. ALLEN                                /s/ PAUL C. WARWICK
              ROBERT H. ALLEN                                    PAUL C. WARWICK
                  Director                                           Director

Date: June 12, 2002

                                                                         ANNEX A

                    CONSENT OF RBC DOMINION SECURITIES INC.

To: The Board of Directors of Gulf Indonesia Resources Limited

     We hereby consent to the reference to our name, the contents of the summary of our valuation and fairness opinion (the "Valuation and Fairness Opinion") dated June 6, 2002 and the inclusion of the full text of such Valuation and Fairness Opinion in the Statement dated the date hereof regarding the offer dated June 12, 2002 made by Conoco Canada Resources Limited to purchase all of the issued and outstanding common shares of Gulf Indonesia Resources Limited. We also consent to the filing of the Valuation and Fairness Opinion with the applicable securities regulatory authorities in the United States and Canada and its distribution to shareholders and certain other persons as provided in this Statement.

                                          /s/ RBC DOMINION SECURITIES INC.

                                               RBC DOMINION SECURITIES INC.

Calgary, Alberta, Canada
June 12, 2002

                         VALUATION AND FAIRNESS OPINION

                                (RBC LETTERHEAD)

                                                                    June 6, 2002

The Board of Directors and Independent Committee of the Board of Directors Gulf Indonesia Resources Limited
Box 2858
Jalan Jenderal Sudirman, Kavling 1
Jakarta, Indonesia
10270

To the Board of Directors and Independent Committee of the Board of Directors:

     RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, understands that Conoco Canada Resources Limited (the "Controlling Shareholder"), an indirect wholly-owned subsidiary of Conoco Inc. ("Conoco"), is proposing to acquire all of the issued and outstanding common shares (the "Common Shares") of Gulf Indonesia Resources Limited (the "Company") that are not owned by the Controlling Shareholder or its affiliates for consideration of US$13.25 per Common Share in cash (the "Offer"). The terms of the Offer will be more fully described in a take-over bid circular (the "Circular"), which will be mailed to holders of the Common Shares in connection with the Offer.

     RBC also understands that a committee (the "Independent Committee") of the board of directors (the "Board of Directors") of the Company who are independent of the Controlling Shareholder has been constituted to consider the Offer and make recommendations thereon to the Board of Directors. RBC was instructed by the Independent Committee that the Offer is an "insider bid" within the meaning of Rule 61-501 of the Ontario Securities Commission and Quebec Securities Commission Policy Statement Q-27 (collectively, the "Policies"). The Independent Committee has retained RBC to provide advice and assistance to the Independent Committee in evaluating the Offer, including the preparation and delivery to the Independent Committee of a formal valuation of the Common Shares (the "Valuation") in accordance with the requirements of the Policies and its opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the consideration under the Offer to the holders of Common Shares other than the Controlling Shareholder or its affiliates (the "Minority Shareholders"). The Valuation and Fairness Opinion have been prepared in accordance with the guidelines of the Investment Dealers Association of Canada.

ENGAGEMENT

     The Independent Committee initially contacted RBC regarding a potential advisory assignment on April 1, 2002, and RBC was formally engaged by the Independent Committee through an agreement between the Company and RBC (the "Engagement Agreement") dated as of April 1, 2002. The terms of the Engagement Agreement provide that RBC is to be paid US$1,350,000 for the Valuation, Fairness Opinion and financial advisory services. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Valuation and Fairness Opinion in their entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Controlling Shareholder with the securities commissions or similar regulatory authorities in Canada and the United States.

RELATIONSHIP WITH INTERESTED PARTIES

     Neither RBC nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, the Controlling Shareholder or any of their respective affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Company, the Controlling Shareholder or any of their respective affiliates within the past two years. There are no understandings, agreements or commitments between RBC and the Company, the Controlling Shareholder or any of their respective affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, the Controlling Shareholder or any of their respective affiliates. The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Valuation or the Fairness Opinion or the successful outcome of the Offer. Royal Bank of Canada, of which RBC is a wholly-owned subsidiary, provides banking services to the Company, the Controlling Shareholder and their affiliates in the normal course of business.

     RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, the Controlling Shareholder or any of their respective affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Controlling Shareholder or any of their respective affiliates or the Offer.

CREDENTIALS OF RBC CAPITAL MARKETS

     RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Valuation and the Fairness Opinion expressed herein represent the opinions of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

     In connection with our Valuation and Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

          1. the most recent draft, dated June 6, 2002, of the Circular (the "Draft Circular");

          2. the most recent draft, dated June 6, 2002, of the Directors' Circular (the "Draft Directors' Circular");

          3. audited financial statements of the Company for each of the five years ended December 31, 2001;

          4. the unaudited interim report of the Company for the quarter ended March 31, 2002;

          5. annual reports of the Company for each of the two years ended December 31, 2001;

          6. the Notice of Annual Meeting of Shareholders and Management Proxy Circular of the Company for each of the two years ended December 31, 2001;

          7. Annual Information Form of the Company for each of the two years ended December 31, 2001;

          8. historical segmented financial statements of the Company for each of five years ended December 31, 2001;

                               (RBC RUNNING FOOT)

          9. the internal management budget of the Company prepared on a consolidated and segmented basis for the year ending December 31, 2002;

          10. unaudited cash flow projections for the Company prepared by management on a consolidated and segmented basis for the years ending December 31, 2002 through 2023;

          11. the Conoco take-over bid circular regarding the offer (the "Gulf Canada Offer") by an indirect wholly-owned subsidiary of Conoco, for all of the outstanding ordinary shares of Gulf Canada Resources Limited, dated June 7, 2001;

          12. the Gulf Canada Resources Limited Directors' Circular, dated June 7, 2001, responding to the Gulf Canada Offer;

          13. the Form 10-K of Conoco for the year ended December 31, 2001;

          14. the Form 10-Q of Conoco for the quarter ended March 31, 2002;

          15. discussions with and memoranda prepared by senior management of the Company;

          16. discussions with senior management of Conoco;

          17. discussions with the Company's auditors, legal counsel and independent reserve engineers;

          18. discussions with the Controlling Shareholder's financial advisors;

          19. public information relating to the business, operations, financial performance and stock trading history of the Company and other public companies considered by us to be relevant;

          20. public information with respect to other transactions of a comparable nature considered by us to be relevant;

          21. public information regarding Indonesia and the Indonesian oil and gas industry;

          22. country risk rating reports for Indonesia prepared by independent rating agencies;

          23. internal oil and gas reserve estimates prepared by the Company;

          24. Certificates of Gas Reserves and Reserve Reports prepared by independent reserve engineer, DeGolyer and MacNaughton, including:

           -- Reserve Report as of March 31, 2002 estimating the proved and probable natural gas and condensate reserves of the Suban field located in the Corridor PSC;

           -- Certificates of Gas Reserves as of January 31, 2001 estimating the proved and probable natural gas reserves of the Ujung Pangkah field located in the Pangkah PSC, Java Sea, offshore Indonesia;

           -- Reserve Report as of June 30, 2000 estimating the proved and probable crude oil, condensate and natural gas reserves in the Corridor PSC, Kakap PSC and Corridor TAC;

           -- Certificates of Gas Reserves as of May 31, 1999 estimating the proved and probable natural gas reserves of the Bungin, Bungkal, Geger, Hari, Rayun and Teluk Rendah fields located in the South Jambi "B" Block contract area in Sumatra, Indonesia;

           -- Certificates of Gas Reserves as of December 31, 1998 estimating the probable natural gas reserves of the Alur Siwah field located in the Block "A" PSC in Aceh Province, North Sumatra, Indonesia; and

           -- Reserve Report as of June 30, 1997 estimating the probable natural gas reserves in the Block "A" PSC in Aceh Province, North Sumatra, Indonesia;

                               (RBC RUNNING FOOT)

          25. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Valuation and Fairness Opinion are based; and

          26. such other corporate, industry, country and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

     RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC.

PRIOR VALUATIONS

     The Company has represented to RBC that to the best of its knowledge, information and belief after due inquiry, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to the Company or any of its subsidiaries or any of their respective material assets or liabilities which have been prepared as of a date within the two years preceding the date hereof and which have not been provided to RBC. RBC has been advised by the Company that none of the materials provided to RBC by the Company constitute a prior valuation (as defined in Ontario Securities Commission Rule 61-501) of the Company, its subsidiaries or their material assets or securities.

ASSUMPTIONS AND LIMITATIONS

     With the Independent Committee's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the "Information"). The Valuation and Fairness Opinion are conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC relating to the Company, its subsidiaries or the Offer for the purpose of preparing the Valuation and Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was made or provided or any statement was made; and that
(ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation or Fairness Opinion.

     In preparing the Valuation and Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Draft Circular and the Draft Directors' Circular with respect to the Company, its subsidiaries and affiliates and the Offer is accurate in all material respects.

     The Valuation and Fairness Opinion are rendered on the basis of securities markets, economic, political, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In

                               (RBC RUNNING FOOT)
its analyses and in preparing the Valuation and Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer.

     The Valuation and Fairness Opinion have been provided for the use of the Independent Committee and the Board of Directors and, except for inclusion in its entirety in the Circulars and related documents, may not be used by any other person or relied upon by any other person other than the Independent Committee and the Board of Directors without the express prior written consent of RBC. The Valuation and Fairness Opinion are given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation or Fairness Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuation or Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Valuation or Fairness Opinion.

     RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation or Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Neither the Valuation nor the Fairness Opinion is to be construed as a recommendation to any holder of Common Shares as to whether to tender their Shares to the Offer.

OVERVIEW OF THE COMPANY

     The Company is engaged in the exploration, development and production of crude oil and natural gas onshore and offshore Indonesia. As of December 31, 2001, the Company had gross and net proved reserves of 323 million barrels of oil equivalent ("mmboe") and 244 mmboe, respectively, of which approximately 90 percent are natural gas.

     The Indonesian government owns all of Indonesia's petroleum resources. The Indonesian state-owned oil and gas company, Perusahaan Pertambangan Minyak dan Gas Bumi Negara ("Pertamina"), manages all of Indonesia's petroleum resources on behalf of the Indonesian government and, in certain cases, enters into production sharing arrangements with private energy companies entitling such private energy companies to a portion of the production from the fields in the applicable production sharing area. The contractor is responsible to Pertamina for the execution of the operation and has an economic interest in the hydrocarbon reserves. All references to "reserves" relate to the economic interest that the Company is entitled to under Production Sharing Contracts ("PSC"), Technical Assistance Contracts and Enhanced Oil Recovery contracts (collectively, the "Production Contracts") with Pertamina. The Company currently has interests in 12 contract areas in Indonesia.

DEFINITION OF FAIR MARKET VALUE

     For purposes of the Valuation, fair market value means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act. RBC has not made any downward adjustment to the value of the Common Shares to reflect the liquidity of the Common Shares, the effect of the Offer or the fact that the Common Shares held by Minority Shareholders do not form part of a controlling interest.

VALUATION OF THE COMMON SHARES

  VALUATION METHODS

     RBC valued the Common Shares on a going concern basis using a net asset value ("NAV") analysis and a precedent transaction analysis. RBC also reviewed trading multiples of public companies involved in the oil

                               (RBC RUNNING FOOT)
and gas industry from the perspective of whether a public market analysis might exceed NAV or precedent transaction values for the Common Shares. However, RBC concluded that public company multiples implied values that were at or below our NAV and precedent transaction values. Given the foregoing, and that public company values generally reflect minority discount values rather than "en bloc" values, RBC did not rely on this methodology in determining the value of the Common Shares.

  NET ASSET VALUE ANALYSIS

     The NAV approach ascribes a separate value for each category of assets and liabilities, utilizing the methodology most appropriate in each case; the sum of total assets less total liabilities yields the NAV. This approach ascribes value to the proved and probable reserves existing at the time of valuation on the basis of discounted future after-tax cash flows, and takes into account the amount, timing and relative certainty of projected cash flows. This approach is known as a "depletion" or "blow-down" evaluation and is a common method of evaluation of petroleum interests (reserves and related production facilities) in the oil and gas industry. As in the case of a typical discounted cash flow analysis, capital expenditures required to develop existing reserves are deducted from cash flows. Provisions are made for costs associated with future well abandonment and reclamation as provided for in the Company's PSCs. The NAV approach requires that certain assumptions be made regarding, among other things, future cash flows and discount rates. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values.

  Liquids (Oil and Condensate) and Contracted Natural Gas Reserves

     For the first quarter of 2002, the Company reported gross sales volumes of approximately 14,400 barrels per day ("bbls/d") of liquids (10,600 bbls/d net) and approximately 163 million cubic feet per day ("mmcf/d") of natural gas (156 mmcf/d net) from several fields in South Sumatra and the West Natuna Sea. The liquids are sold at market prices and have a readily available market. The natural gas is currently being sold under two long-term supply contracts. The prices established in these contracts are based on an energy equivalent basis with oil. The Company also expects to start delivery of additional natural gas later this year and in 2003 on two other signed contracts. Delivery is subject to capacity expansion on one pipeline and construction of a second pipeline. The Company has informed RBC that it expects both pipeline projects to be completed by the required delivery dates.

     In conducting our NAV analysis, RBC reviewed the Company's Production Contracts and management's unaudited cash flow projections for the years ending December 31, 2002 to 2023 for the Company's liquids and contracted natural gas reserves. RBC reviewed the assumptions in management's projections and determined that material adjustments were not necessary in preparing our base case cash flow forecasts other than as described below. RBC applied a 5% risk discount to the cash flows projected by management from the Sumatra Gas to Singapore agreement to reflect the availability of a natural gas transportation system, the potential risk of timing delays and the risk of not being able to deliver the contracted volumes. In addition, based on discussions with management of the Company, RBC identified approximately US$7 million of net cost saving initiatives that the Company intends to pursue, regardless of whether the Offer is completed. We have factored 100% of the US$7 million estimate into our NAV analysis beginning in 2003, and have reduced this figure on a declining balance basis until 2023 to reflect the reduced production levels in our NAV blow-down scenario. RBC projected commodity prices in its base case cash flow projection by using a composite price forecast from several independent professional reserve engineers and forward strip pricing (see Exhibit 1 for RBC's base case commodity price forecast). Due to the use of strip pricing in 2002 and 2003, RBC's base case commodity price forecast is higher than the Company's internal forecast by approximately US$2.00 to US$3.00 per barrel of oil for these years. Beginning in 2004, using the composite of selected independent professional reserve engineers' forecast, RBC's base case commodity price forecast averages approximately US$2.00 per barrel of oil less than the Company's internal forecast. RBC's base case risked free cash flows for contracted reserves are summarized in Exhibit 1.

                               (RBC RUNNING FOOT)

 Uncontracted Reserves

    I) UNCONTRACTED NATURAL GAS RESERVES WITH IDENTIFIED POTENTIAL MARKETS

     Certain of the Company's probable natural gas reserves, as disclosed in its 2001 annual report, are currently not dedicated to long-term supply contracts. The Company has informed RBC that it has identified potential markets for this natural gas and has signed, or is negotiating, memorandums of understanding to produce and sell certain of this natural gas.

     In conducting our NAV analysis, RBC reviewed management's unaudited cash flow projections for the years ending December 31, 2002 to 2023 for the Company's uncontracted natural gas reserves that have identified potential markets. RBC reviewed the assumptions in management's projections and determined that material adjustments were not necessary in preparing our base case cash flow forecasts other than as described below. RBC applied a risk discount to the cash flows projected by management ranging from 20% to 40% of the unrisked cash flows to reflect the progress of contract negotiations, the proximity of commercially viable markets, the availability of natural gas transportation systems, counterparty risk, the potential risk of timing delays and the risk of not being able to recover booked and projected volumes. RBC projected commodity prices in its base case cash flow projections for uncontracted natural gas reserves with identified potential markets on the same basis as described above under the heading Liquids (Oil and Condensate) and Contracted Natural Gas Reserves. RBC's base case risked free cash flows for uncontracted natural gas reserves that have identified potential markets are summarized in Exhibit 1.

    II) ADDITIONAL RESERVES

     There exist certain differences in the assessed reserves of DeGolyer and MacNaughton, the independent reserve engineering firm, and the Company. The differences arise from the employed reserve assessment techniques of each reviewer. Additionally, the Company has identified other expected reserves associated with certain exploration initiatives. Taken together, there could exist certain other reserves not recorded in the Company's proved and probable reserves as disclosed in its 2001 annual report.

     RBC reviewed a number of precedent transactions in South East Asia in order to estimate a value for the additional reserves. RBC considered the areas in which the precedent transactions occurred, the availability of transportation systems and commercially viable markets, the nature of the hydrocarbon reserves, the level of current development and existence of a development plan and the risk associated with recovering the projected volumes, among other things. In selecting our ascribed net asset value range for the Company's additional reserves, RBC considered that the recovery of these reserves was less certain than the reserves related to precedent transactions and therefore assessed a lower value per mcf than what is implied by the precedent transactions. Based on this analysis, RBC ascribed values ranging from US$0.03 per thousand cubic feet ("mcf") to US$0.06/mcf to the Company's additional reserves.

  TGI Investment

     The Company is a 35% shareholder in a limited liability company ("PGST") established to purchase a 40% interest in PT Transportasi Gas Indonesia ("TGI") (net 14% interest in TGI). TGI has been established by the Indonesian state-owned enterprise PT Perusahaan Gas Negara ("PGN") and will own and operate pipeline assets transferred from PGN. PGST is in negotiations to complete this acquisition.

     RBC reviewed the Company's cash flow projections for PGST assuming that the acquisition will be completed and determined that material adjustments were not necessary, except for the application of a 50% risk discount to reflect the risks of not completing the acquisition of TGI, not achieving projected volumes, not achieving projected transportation tolls and the timing of incremental volumes.

                               (RBC RUNNING FOOT)

  Sensitivity Analysis

     In completing our NAV analysis, RBC did not rely on any single series of cash flows but performed a variety of sensitivity analyses. Variables sensitized included commodity price assumptions, discount rates, timing and risk factors. The results of these sensitivity analyses are reflected in our judgment as to the appropriate values resulting from the NAV approach.

  Discount Rates

     RBC selected appropriate discount rates to apply to our projected unlevered free cash flows by utilizing the Capital Asset Pricing Model ("CAPM") approach to determine an appropriate weighted average cost of capital ("WACC"). This approach calculates WACC based on an assumed optimal capital structure for the Company. The Company's optimal capital structure was chosen based upon a review of the capital structures of comparable companies and the risks faced by the Company and the Indonesian oil and gas industry. The CAPM approach calculates the cost of equity capital as a function of the risk-free rate of return, the volatility of equity prices in relationship to a benchmark ("beta") and a premium for equity and country specific risk. The CAPM approach calculates the cost of debt as a function of the risk-free rate of return plus an appropriate borrowing spread to reflect credit risk, assuming an optimal capital structure. The assumptions used by RBC in estimating WACC for the Company are provided below:

COST OF DEBT
Risk-free rate (10 year US Treasury bonds)..................                4.98%
Borrowing spread............................................                1.50%
Country risk premium........................................                3.25%
Pre-tax cost of debt........................................                9.73%
Tax rate (1)................................................               41.00%
After tax cost of debt......................................                5.74%
                                                              -------------------
COST OF EQUITY
Risk-free rate (10 year US Treasury bonds)..................                4.98%
Equity risk premium.........................................                5.00%
Unlevered beta..............................................                 1.05
Levered beta (2)............................................                 1.26
Country Risk Premium........................................                3.25%
After tax cost of equity....................................               14.51%
                                                              -------------------
Optimal Capital Structure...................................  25% debt/75% equity
                                                              -------------------
WACC Calculated From Above..................................               12.32%
                                                              -------------------

---------------

(1) RBC estimate of expected Canadian tax rate.

(2) Assuming 25% debt/75% equity.

     Based on the foregoing analysis, taking into account sensitivity analyses on the variables selected above, RBC utilized a discount rate of 11.0% to 13.5%.

  Results of NAV Analysis

     Based on the foregoing analysis, taking into account the various sensitivity analyses performed, RBC selected a value range of US$11.00 to US$13.00 per Common Share in our NAV analysis. This analysis is summarized in
Exhibit 2.

                               (RBC RUNNING FOOT)

  PRECEDENT TRANSACTION ANALYSIS

     RBC reviewed certain publicly available information regarding comparable company and asset transactions in the Indonesian oil and gas industry and other developing regions.

     In analyzing precedent transactions, RBC reviewed a number of parameters, including:

          i) price as a multiple of forecasted discretionary cash flow ("DCF") per share for the first year following the transaction;

          ii) price as a percentage of NAV per share;

          iii) enterprise value ("EV"), defined as equity value plus net debt, as a multiple of forecasted earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") for the first year following the transaction;

          iv) adjusted enterprise value ("AEV"), defined as enterprise value less any value for non-reserve assets, as a multiple of forecasted daily barrel of oil equivalent ("boe") production for the first year following the transaction; and

          v) AEV as a multiple of boe proved and proved plus probable reserves.

     RBC's selection of precedent transactions was based primarily on transactions in the Indonesian oil and gas industry and other developing regions which have occurred during the period 2000 to present. The following table summarizes selected precedent transactions and indicates the implied multiples under the Offer:

                                                                                                          EV/            AEV/
                                                                                 P/DCF(1)              EBITDA(1)         NET
                                                                                 --------              ---------    PRODUCTION(1)
                                                                    ENTERPRISE    1 YR.                  1 YR.     ----------------
DATE                 ACQUIROR                     TARGET              VALUE        FWD      P/NAV(1)      FWD         1 YR. FWD
----       ----------------------------  -------------------------  ----------   --------   --------   ---------   ----------------
                                                                     (US$ MM)      (X)        (%)         (X)        (US$/BOE/D)
15-Apr-02  PetroChina                    Devon                         $262.0      6.8 x        n/a        n/a          $21,475
22-Mar-02  Medco Energi                  EEX Corporation                $34.5        n/a        n/a        n/a              n/a
18-Jan-02  CNOOC Ltd.                    Repsol-YPF                    $585.0        n/a        n/a        n/a              n/a
8-Oct-01   PTT Exploration and Prod.     Medco Energi (34.1%)          $225.0      6.7 x     149.5%      3.5 x          $11,091
10-Jul-01  Amerada Hess Corp.            Triton Energy Ltd.          $3,143.3      8.4 x     111.1%      7.8 x          $36,967
21-Jun-01  Talisman Energy Inc.          Lundin Oil AB (Malaysia)      $243.9        n/a        n/a        n/a          $46,422
29-May-01  Conoco Inc.                   Gulf Canada Resources       $6,338.0      4.5 x     111.1%      6.0 x          $21,951
21-Dec-00  ENI SpA (Agip plc)            LASMO plc                   $5,641.1      5.4 x     110.6%      6.1 x              n/a
           MEAN                                                      $2,059.1      6.3 X     120.6%      5.8 X          $27,581
           MEAN (EXCL. HIGH AND LOW)                                 $1,683.4      6.3 X     111.1%      6.1 X          $26,798
           MEDIAN                                                      $423.5      6.7 X     111.1%      6.1 X          $21,951
27-May-02  Conoco Canada                 Gulf Indonesia              $1,072.8      8.8 x     103.5%      6.7 x          $29,805


              AEV/NET RESERVES(1)
           -------------------------
DATE         PROVED       PRV + PRB
----       -----------   -----------
           (US$/MMBOE)   (US$/MMBOE)
15-Apr-02      $3.28        $2.06
22-Mar-02      $3.45          n/a
18-Jan-02      $3.18        $2.30
8-Oct-01       $3.26        $1.42
10-Jul-01     $10.46        $5.77
21-Jun-01      $5.29        $1.21
29-May-01      $5.14        $2.35
21-Dec-00      $5.54          n/a
               $4.95        $2.52
               $4.33        $2.03
               $4.30        $2.18
27-May-02      $4.40        $2.66

---------------

Notes:

(1) Based on street research estimates.

     RBC's review of the precedent transactions considered various factors, including the existence of contracted gas reserves, the location of the assets, the hydrocarbon mix and the transaction size.

     Based on the foregoing analysis, RBC selected a value range of US$11.00 to US$14.00 per Common Share in our precedent transaction analysis.

                               (RBC RUNNING FOOT)

 BENEFITS TO THE CONTROLLING SHAREHOLDER OF ACQUIRING THE COMMON SHARES HELD BY MINORITY SHAREHOLDERS

     In arriving at our opinion of the value of the Common Shares, we reviewed and considered whether any distinctive material benefits will accrue to the Controlling Shareholder or its affiliates through the acquisition of all the Common Shares held by Minority Shareholders as contemplated in the Offer. We concluded that there were material specific operational and financial benefits that would accrue to the Controlling Shareholder or its affiliates. These consist primarily of the potential reduction of head office and other expenses. Based on discussions with management of the Company and Conoco, RBC has estimated that approximately US$3 to US$5 million of annual cost reductions would accrue to the Controlling Shareholder or its affiliates as a result of the Offer. This estimate is net of taxes and the Production Contracts' cost sharing provisions under which the Company operates. For purposes of the Valuation, RBC included that portion of the benefits in its NAV analysis that it estimated the Controlling Shareholder might pay for if an open auction of the Company were undertaken. RBC believes that several potential purchasers could emerge in a competitive auction process for the Company, primarily oil and gas companies with similar operations in or near Indonesia or a desire to enter the South East Asian market. RBC estimated that several of such potential purchasers would be able to achieve benefits comparable to, or possibly greater than, the benefits achievable by the Controlling Shareholder. As a result, we included 100% of the US$3 to US$5 million of annual benefits in our NAV analysis. We assumed that 100% of these benefits could be achieved starting in 2003 and reduced this figure on a declining balance basis until 2023 to reflect the reduced production levels in our NAV blow-down scenario. Based on discussions with Conoco, the Controlling Shareholder and tax counsel, RBC understands that there would be no material tax benefits to Conoco or the Controlling Shareholder if the Offer is completed.

 VALUATION CONCLUSION

     Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the fair market value of the Common Shares is in the range of US$11.50 to US$14.00 per Common Share.

FAIRNESS OPINION

 FACTORS CONSIDERED

     In considering the fairness of the Offer, from a financial point of view, to the Minority Shareholders, we principally considered and relied upon the following:

          i) a comparison of the price per Common Share under the Offer to the range of fair market values of the Common Shares under our Valuation; and

          ii) a comparison of the price per Common Share under the Offer to the trading price of the Common Shares prior to the announcement (the "Announcement") on May 28, 2002 of the Controlling Shareholder's intention to make the Offer.

 COMPARISON OF PRICE PER COMMON SHARE UNDER THE OFFER TO VALUATION

     The price per Common Share to be paid to Minority Shareholders under the Offer is within the fair market value range for the Common Shares under our Valuation.

 COMPARABLE TRANSACTION PREMIUMS

     Our review of other transactions in the Canadian equity market where controlling shareholders successfully acquired publicly traded minority interests identified 46 such transactions with a value over $10 million in the past five years. Success was defined as acquiring at least one-half of the minority shares outstanding at the time of the transaction. Defining the premium for this purpose as the amount by which the value per share offered under the relevant transaction exceeded the closing price of the shares on the principal

                               (RBC RUNNING FOOT)
trading exchange on the day immediately prior to announcement of the transaction resulted in premiums as follows:

                   CANADIAN PRECEDENT GOING-PRIVATE PREMIUMS

    1 DAY PRIOR TO ANNOUNCEMENT
-----------------------------------
HIGHEST    LOWEST    MEAN    MEDIAN
-------    ------    ----    ------
  97%        (5)%    31%      27%

     The range of premiums paid in the above transactions is very wide. Although every transaction has its own particular circumstances and direct comparison of any single transaction to the Offer is difficult, we believe that the transactions reviewed, in the aggregate, provide a useful comparison benchmark.

     The price per Common Share under the Offer of US$13.25 represents a premium of approximately 23% to the US$10.75 closing price of the Common Shares on the New York Stock Exchange on May 24, 2002, the last trading day immediately prior to the Announcement, and a premium of approximately 21% to the 20-day weighted average trading price prior to announcement of US$10.99. This premium is within the range of premiums for similar transactions over the past five years.

 FAIRNESS CONCLUSION

     Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Offer is fair from a financial point of view to the Minority Shareholders.

Yours very truly,

(RBC SIGNATURE)

RBC DOMINION SECURITIES INC.


                               (RBC RUNNING FOOT)

                                   EXHIBIT 1
      RBC BASE CASE COMMODITY PRICE FORECAST AND BASE CASE FREE CASH FLOWS

                                                                    YEAR ENDING DECEMBER 31,
                                     ---------------------------------------------------------------------------------------
                                      2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
RBC BASE CASE WTI FORECAST (US$)...  $25.08   $25.07   $21.42   $21.55   $21.79   $22.14   $22.59   $22.95   $23.31   $23.68
RISKED CONTRACTED RESERVES (US$ MM)
 EBITDA............................  $  185   $  210   $  181   $  156   $  155   $  161   $  176   $  178   $  146   $  132
   Capital expenditures............     (71)     (28)     (13)     (48)     (26)      (9)     (24)     (43)     (12)      (0)
   Tax.............................     (73)     (51)     (53)     (48)     (51)     (56)     (59)     (58)     (47)     (45)
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
UNLEVERED AFTER-TAX FREE CASH
 FLOW..............................  $   41   $  131   $  115   $   59   $   79   $   96   $   93   $   76   $   87   $   87
                                     ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
RISKED UNCONTRACTED RESERVES (US$
 MM)
 EBITDA............................  $   (0)  $   10   $   24   $   36   $   84   $   69   $   69   $   70   $   71   $   68
   Capital expenditures............      (6)     (26)     (24)     (40)     (13)      (4)      (0)      (1)      (3)       0
   Tax.............................       0       (6)      (6)     (14)     (16)     (25)     (26)     (27)     (28)     (28)
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
UNLEVERED AFTER-TAX FREE CASH
 FLOW..............................  $   (6)  $  (21)  $   (5)  $  (17)  $   55   $   40   $   43   $   41   $   39   $   41
                                     ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

                                                                    YEAR ENDING DECEMBER 31,
                                     ---------------------------------------------------------------------------------------
                                      2012     2013     2014     2015     2016     2017     2018     2019     2020     2021
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
RBC BASE CASE WTI FORECAST (US$)...  $24.13   $24.50   $24.90   $25.31   $25.72   $26.14   $26.56   $26.99   $27.43   $27.88
RISKED CONTRACTED RESERVES (US$ MM)
 EBITDA............................  $  119   $  129   $  112   $  114   $   94   $   83   $   84   $   83   $   75   $   64
   Capital expenditures............      (1)     (29)       0        0        0        0        0        0        0        0
   Tax.............................     (41)     (54)     (41)     (43)     (38)     (35)     (35)     (36)     (33)     (27)
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
UNLEVERED AFTER-TAX FREE CASH
 FLOW..............................  $   78   $   46   $   71   $   71   $   56   $   48   $   49   $   47   $   42   $   37
                                     ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
RISKED UNCONTRACTED RESERVES (US$
 MM)
 EBITDA............................  $   68   $   63   $   60   $   59   $   59   $   60   $   61   $   62   $   64   $   65
   Capital expenditures............       0        0        0        0        0        0        0        0        0        0
   Tax.............................     (28)     (27)     (25)     (25)     (26)     (26)     (27)     (27)     (28)     (28)
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
UNLEVERED AFTER-TAX FREE CASH
 FLOW..............................  $   40   $   37   $   34   $   34   $   34   $   34   $   35   $   35   $   36   $   37
                                     ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

                                     YEAR ENDING DECEMBER 31,
                                     ---------------
                                      2022     2023
                                     ------   ------
RBC BASE CASE WTI FORECAST (US$)...  $28.33   $27.88
RISKED CONTRACTED RESERVES (US$ MM)
 EBITDA............................  $   49   $   43
   Capital expenditures............       0        0
   Tax.............................     (21)     (18)
                                     ------   ------
UNLEVERED AFTER-TAX FREE CASH
 FLOW..............................  $   28   $   25
                                     ======   ======
RISKED UNCONTRACTED RESERVES (US$
 MM)
 EBITDA............................  $   66   $   65
   Capital expenditures............       0        0
   Tax.............................     (29)     (29)
                                     ------   ------
UNLEVERED AFTER-TAX FREE CASH
 FLOW..............................  $   37   $   37
                                     ======   ======

                               (RBC RUNNING FOOT)

                                   EXHIBIT 2
                       RBC BASE CASE NET ASSET VALUATION

                                                                GROSS VALUE
                                                              ----------------
                                                               LOW       HIGH
                                                              ------    ------
                                                               (US$ MILLIONS)
Liquids and Contracted Gas Reserves.........................     585       680
Uncontracted Gas Reserves with Identified Potential
  Markets...................................................     135       175
Additional Reserves and TGI Investment......................     130       180
                                                              ------    ------
TOTAL ASSETS................................................     850     1,035
Net Working Capital (Including Cash)........................     100       100
                                                              ------    ------
NET ASSETS..................................................     950     1,135
Capitalized Cost Synergies..................................      15        25
Option Proceeds.............................................      11        19
                                                              ------    ------
DILUTED SHAREHOLDERS' EQUITY................................     976     1,179
Diluted Shares Outstanding (mm).............................    89.3      90.0
NET ASSET VALUE (PER DILUTED COMMON SHARE)..................  $10.93    $13.11

                               (RBC RUNNING FOOT)

                                                                         ANNEX B

                INFORMATION PURSUANT TO CANADIAN SECURITIES LAWS

     The information contained in this Annex is stated as of June 12, 2002, unless otherwise indicated. All capitalized terms used and not otherwise defined herein shall have their defined meanings ascribed to them in the Statement to which this Annex B is attached.

                           EXCHANGE RATE INFORMATION

     ALL DOLLAR REFERENCES IN THIS STATEMENT ARE EXPRESSED IN U.S. DOLLARS. The following table sets forth, for the dates indicated, certain exchange rates (the "Noon Buy Rates"), presented as Canadian dollars per U.S.$1.00, based on the rate quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

March 29, 2002..............................................  1.5958
December 31, 2001...........................................  1.5925
September 28, 2001..........................................  1.5797
June 29, 2001...............................................  1.5175
March 30, 2001..............................................  1.5784

     The Noon Buy Rate on June 11, 2002 was U.S.$1.00 = Cdn.$1.5383.

                               SUPPORT AGREEMENT

     The following is a summary of material provisions of the Support Agreement, which has been filed as Exhibit (d) to Conoco's and Conoco Canada's Tender Offer Statement on Schedule TO filed with the SEC on the date hereof. Such summary is not a complete description and is qualified in its entirety by reference to the Support Agreement. Capitalized terms not otherwise defined in the following summary shall have the meanings set forth in the Support Agreement. We urge you to read carefully the Support Agreement.

     The Offer. The Support Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, Conoco Canada shall accept for payment and pay for, in accordance with the terms of the Offer and the Support Agreement, all Gulf Indonesia Common Shares which have been validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The obligations of Conoco Canada to accept for payment and to pay for any Gulf Indonesia Common Shares tendered pursuant to the Offer is subject to the conditions specified in "THE OFFER -- Certain Conditions to the Offer" in the Offer to Purchase.

     The Second-Step Acquisition. The Support Agreement provides that if the Minimum Tender Condition has been satisfied and the other conditions to the Second-Step Acquisition have been satisfied or waived, Conoco Canada will use its best efforts to, as soon as practicable after completion of the Offer, complete the Second-Step Acquisition, pursuant to which Conoco Canada will acquire all outstanding Gulf Indonesia Common Shares not tendered in the Offer or otherwise owned by Conoco Canada or its affiliates at a price in cash equal to the Offer Price.

     Gulf Indonesia has agreed that if Conoco Canada is required under the Support Agreement to use its best efforts to effect a Second-Step Acquisition, Gulf Indonesia will use its best efforts to assist Conoco Canada in connection therewith, including (1) taking all action necessary in accordance with the securities laws, other applicable laws, Gulf Indonesia's constating documents, the requirements of the New York Stock Exchange or the requirements of any governmental entity to duly call, give notice of, convene and hold a meeting of shareholders of Gulf Indonesia as promptly as practicable to consider and vote upon the Second-Step Acquisition, if necessary, and (2) filing with the applicable securities commissions and mailing to shareholders of Gulf Indonesia a management proxy circular, or if requested by Conoco Canada, an information statement relating to the meeting of shareholders.

     Certain Conditions to the Second-Step Acquisition. The Support Agreement provides that the obligation of Conoco Canada to commence and complete the Second-Step Acquisition is subject to the satisfaction (or waiver by Conoco Canada), immediately prior to the time the Second-Step Acquisition is commenced and immediately prior to the time the Second-Step Acquisition is completed, of each of the following conditions:

          (1) all sanctions, rulings, exceptions, waivers, permits, orders, consents or approvals of any governmental entity (whether in Canada, the United States, Indonesia or elsewhere) which, in Conoco Canada's reasonable judgment, are necessary in connection with the Second-Step Acquisition shall have been obtained on terms and conditions reasonably satisfactory to Conoco Canada;

          (2) (i) no act, action, suit, proceeding, obligation or opposition shall have been threatened or taken before or by any governmental entity or by any other person (in the case of such other person, which has a reasonable likelihood of success), and (ii) no law, regulation, rule, statute, judgment, order, injunction or policy shall have been enacted, promulgated, amended or applied, in either case in the reasonable judgment of Conoco Canada:

             (a) to (A) cease trade, enjoin, prohibit or impose limitations, damages or conditions on (x) the purchase by, or sale to, Conoco Canada of the Shares or any of them or the consummation of the transactions contemplated by the Support Agreement, (y) the right of Conoco Canada to own or exercise full rights of ownership of the Shares or any of them, or (z) the ability of Conoco Canada or Conoco to exercise full ownership rights over or operate the businesses or assets of Gulf Indonesia and its subsidiaries, or (B) compel Conoco Canada or Conoco (or any of their respective affiliates) to dispose of or to hold separate any portion of their business or assets or to dispose or to hold separate any portion of the business or assets of or any of Gulf Indonesia or its subsidiaries;

             (b) which has materially adversely affected or, if the Second-Step Acquisition were consummated, could materially adversely affect Gulf Indonesia and its subsidiaries considered as a whole; or

             (c) which challenges or would prevent completion of the Second-Step Acquisition or which would have a material adverse effect on the ability of Conoco Canada to complete a Second-Step Acquisition;

          (3) there shall not exist any prohibition at law or legal restraint against Conoco Canada making or completing a Second-Step Acquisition;

          (4) Conoco Canada shall have determined in its reasonable judgment that there does not exist and has not occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed prior to the date of the Support Agreement, generally or to Conoco or Conoco Canada) any material adverse change to Gulf Indonesia and its subsidiaries considered as a whole;

          (5) all representations and warranties of Gulf Indonesia in the Support Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Support Agreement and as of the effective date of the Second-Step Acquisition as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date) and Gulf Indonesia shall have performed in all material respects all covenants to be performed by it under the Support Agreement;

          (6) there shall not be in force and non-appealable any injunction, order or decree issued by a court or other governmental entity of competent jurisdiction in Canada, the United States or elsewhere restraining or enjoining the consummation of the Second-Step Acquisition or any other transaction contemplated by the Support Agreement;

          (7) the Support Agreement shall not have been terminated; and

          (8) the Minimum Tender Condition shall have been satisfied.

     Subject to the terms of the Support Agreement, the foregoing conditions are for the sole benefit of Conoco Canada and Conoco and may be asserted by Conoco Canada or Conoco regardless of the circumstances (including any action or inaction by Conoco Canada or Conoco) giving rise to any such conditions or may be waived by Conoco Canada or Conoco in whole or in part at any time and from time to time prior to the effective time of the Second-Step Acquisition (subject, in the case of any waiver, to the requirements of the Exchange Act and Canadian provincial securities legislation). The failure by Conoco Canada or Conoco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the effective time of the Second-Step Acquisition.

     For purposes of the Support Agreement the terms "material adverse change" and "material adverse effect" mean, when used in connection with a person, any change, effect, event, occurrence or state of facts (or any effect, development, occurrence or state of facts involving a prospective change) that is, or could reasonably be expected to be, material and adverse to the business, assets, rights, liabilities, capitalization, operations, prospects or financial condition of that person and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts (or any effect, development, occurrence or state of fact involving a prospective change); (i) resulting from changes affecting the worldwide oil and gas industry, including without limitation changes in crude oil, natural gas, gas liquids or other commodity prices on a current or forward basis; (ii) resulting from changes in general economic, political, civil, financial, banking, regulatory, currency exchange, securities market or commodity market conditions in Canada or the United States;
(iii) which prior to the date of the Support Agreement has been publicly disclosed by Gulf Indonesia or otherwise disclosed in writing by Gulf Indonesia to Conoco or Conoco Canada; (iv) resulting from the negotiation, announcement, execution, delivery, consummation or anticipation of the transactions contemplated by, or compliance with, the Support Agreement; or (v) resulting from any change in law of any Canadian or U.S. governmental entity.

     Termination.  The Support Agreement may be terminated:

          (1) by Conoco, Conoco Canada or Gulf Indonesia (in the case of Gulf Indonesia, as determined by the Independent Committee) if there shall be in force and non-appealable any injunction, order or decree issued by a court or other governmental entity of competent jurisdiction in Canada, the United States or elsewhere restraining or enjoining the consummation of the Offer, the Second-Step Acquisition or any other transaction contemplated by the Support Agreement; provided that the party so terminating is not then in material breach of the Support Agreement (or in the case of Conoco or Conoco Canada, neither is so in breach);

          (2) by Conoco or Conoco Canada if the conditions to Conoco Canada consummating the Offer have not been satisfied (or waived by Conoco or Conoco Canada) by the date specified in the condition or the Expiration Date, as applicable; provided that neither Conoco nor Conoco Canada is then in material breach of the Support Agreement;

          (3) by Conoco or Conoco Canada if the conditions to Conoco Canada consummating the Second-Step Acquisition have not been satisfied (or waived by Conoco or Conoco Canada) both immediately prior to the time the Second-Step Acquisition is commenced and immediately prior to the time the Second-Step Acquisition is completed; provided that neither Conoco nor Conoco Canada is then in material breach of the Support Agreement;

          (4) by the mutual agreement of Conoco, Conoco Canada and Gulf Indonesia (as determined by the Independent Committee);

          (5) by Conoco and Conoco Canada if the Board of Directors of Gulf Indonesia or the Independent Committee shall have (i) withdrawn or modified, or proposed to withdraw or modify in a manner adverse to Conoco or Conoco Canada, the approval or recommendation of the Board of Directors of Gulf Indonesia or the Independent Committee of the Support Agreement or the Offer or (ii) approved or recommended, or proposed publicly to approve or recommend, any proposal by any person to acquire, directly or indirectly, more than 10% of the Shares (other than the Offer) (an "Acquisition Proposal");

          (6) by Gulf Indonesia (as determined by the Independent Committee) if
     (i) any representation or warranty of Conoco Canada or Conoco in the Support Agreement which is qualified as to materiality is not true and correct and any representation and warranty in the Support Agreement not so qualified is not true and correct in all material respects (except to the extent that such representations and warranties speak to an earlier date) or (ii) Conoco Canada or Conoco is in breach in a material respect of any of their respective covenants under the Support Agreement; provided, in each case that (A) Conoco or Conoco Canada, as applicable, has not cured such breach within 20 business days of Gulf Indonesia notifying Conoco or Conoco Canada of such breach and (B) Gulf Indonesia is not then in material breach of the Support Agreement;

          (7) by Gulf Indonesia in order for it to concurrently enter into a bona fide written unsolicited Acquisition Proposal that in the good faith determination of the Independent Committee (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal and (ii) would, if consummated, result in a more favorable transaction from a financial point of view to shareholders of Gulf Indonesia (other than Conoco Canada) than the transactions contemplated by the Support Agreement; and

          (8) by Conoco, Conoco Canada or Gulf Indonesia (as determined by the Independent Committee) in the event that Conoco Canada does not complete the Second-Step Acquisition on or prior to January 1, 2003; provided that a party may not terminate the Support Agreement pursuant to this clause if such party's breach (or in the case of Conoco or Conoco Canada, the breach by either of Conoco or Conoco Canada) of the Support Agreement resulted in the Second-Step Acquisition not being completed on or prior to such date.

     In the event of such termination, except as provided in the Support Agreement, the Support Agreement will become void and have no effect, and there will be no liability on the part of Conoco, Conoco Canada or Gulf Indonesia. However, the Support Agreement provides that the termination of the Support Agreement will not relieve any party from liability for any wilful and knowing breach of a representation or warranty in the Support Agreement or a material breach of a covenant contained therein.

     Change in Recommendation. Both the Board of Directors of Gulf Indonesia and the Independent Committee have agreed not to withdraw or modify, or propose to withdraw or modify, in a manner adverse to Conoco or Conoco Canada, its approval or recommendation of the Offer or the Support Agreement, or approve or recommend or propose publicly to approve or recommend any Acquisition Proposal, unless the Board of Directors of Gulf Indonesia, or the Independent Committee, determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of Gulf Indonesia (other than Conoco Canada) under applicable law.

     Interim Operations. Gulf Indonesia has agreed that, prior to consummation of the Second-Step Acquisition, except as otherwise expressly contemplated by the Support Agreement or unless Conoco otherwise agrees in writing:

          (1) Gulf Indonesia and its subsidiaries will conduct their businesses only in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and Gulf Indonesia shall use all commercially reasonable efforts to maintain and preserve its and their business organization, assets, employees, advantageous business relationships and the attendant goodwill of Gulf Indonesia and its subsidiaries and to contribute to retention of that goodwill to and after the date of the consummation of the Second-Step Acquisition;

          (2) Gulf Indonesia will not, and will not permit any of its subsidiaries to, directly or indirectly: (i) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Gulf Indonesia or its subsidiaries or other equity interests of Gulf Indonesia or its subsidiaries, or options, warrants, rights or units to acquire any such shares or interests, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Gulf Indonesia or its subsidiaries or other equity interests of Gulf Indonesia or its subsidiaries, other than (A) the issuance of Gulf Indonesia Common Shares issuable pursuant to the terms of certain options, (B) the granting of options in the ordinary course consistent with past practice, (C) in transactions between two or more Gulf Indonesia wholly owned subsidiaries or between Gulf Indonesia and a Gulf Indonesia wholly owned subsidiary, (D) pursuant to certain pledge commitments and (E) as required under law or existing contracts; (ii) redeem, purchase or otherwise acquire any of its outstanding securities unless otherwise required by the terms of such securities and other than in transactions between two or more Gulf Indonesia wholly owned subsidiaries or between Gulf Indonesia and a Gulf Indonesia wholly owned subsidiary;
     (iii) adopt a plan of liquidation, or resolution providing for the liquidation, dissolution, merger, consolidation, spin-off, demerger or reorganization of Gulf Indonesia or any of its subsidiaries; or (iv) enter into, modify or terminate any contract or agreement with respect to any of the foregoing;

          (3) Gulf Indonesia will conduct itself so as to keep Conoco informed as to the material decisions or actions required to be made or taken by Gulf Indonesia's Board of Directors with respect to the operation of its business, except in respect of disclosure prohibited by reason of a confidentiality obligation owed to any person or otherwise prevented by applicable law;

          (4) Gulf Indonesia will not, and will not permit its subsidiaries, directly or indirectly, to: (i) sell, pledge, lease, dispose of or encumber any assets of Gulf Indonesia or its subsidiaries, except in the ordinary course of business consistent with past practice; (ii) subject to certain exceptions, acquire any corporation, partnership or other person or other business organization or division thereof, make any investment either by the purchase of securities, contributions of capital, property transfer or purchase of any property or assets of any other person, if any of the foregoing would be material to the business or financial condition of Gulf Indonesia and its subsidiaries taken as a whole; (iii) commence or undertake a substantial expansion of its business facilities or operations or an expansion that is out of the ordinary and regular course of business consistent with past practice in light of current market and economic conditions; (iv) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances, except (A) in the ordinary course of business consistent with past practice, (B) for refinancing of existing debt on substantially the same or more favorable terms and (C) for daylight employee assistance loans in connection with the exercise of options; (v) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in certain Gulf Indonesia financial statements or incurred in the ordinary course of business consistent with past practice; (vi) authorize, recommend or propose any release or relinquishment of any contractual right, other than in the ordinary course of business consistent with past practice; (vii) waive, release, grant or transfer any rights of material value or modify or change any existing material licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (viii) except in the ordinary course of business consistent with past practice or as required by applicable law, enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related existing contracts could reasonably be expected to have a material adverse effect on Gulf Indonesia and its subsidiaries taken as a whole; or (ix) authorize or propose any of the foregoing or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that the foregoing does not apply to any action, expenditure, transaction or agreement (including a series of transactions) included in the Gulf Indonesia 2002 budget approved by the Board of Directors of Gulf Indonesia prior to December 10, 2001 (including amendments thereto made prior to June 1, 2002) or with a value of less than $5 million individually or $10 million in the aggregate;

          (5) Gulf Indonesia will not, and will not permit any of its subsidiaries to, (i) grant or promise to grant to any officer or director an increase or improvement in compensation or benefits in any form; (ii) other than in the ordinary course of business consistent with past practice, grant or promise to grant to any other employee any increase in compensation or benefits in any form other than to the extent required under any existing collective bargaining agreements or union contracts;
     (iii) make any loan to any officer or director except for daylight employee assistance loans in connection with the exercise of options; (iv) except as provided in the Support Agreement, take any action with respect to the grant or increase of any severance or termination pay to, or the entering into or amendment of any employment or consulting agreement with, any employee of Gulf Indonesia or any of its subsidiaries, or with respect to any increase of benefits payable under its current severance or termination pay policies; (v) except as otherwise set forth in the Support Agreement, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any certain Gulf Indonesia benefit plans, collective bargaining agreements or union contracts; or (vi) except as required by law, establish, adopt, enter into or amend any collective bargaining agreement;

          (6) Gulf Indonesia shall not take, and shall not permit any of its subsidiaries to take, any action, if such action could reasonably be expected to prevent, materially impede or make more difficult or burdensome in any material respect, the obtainment of regulatory approvals that are necessary or desirable in connection with the Offer, the Second Step Acquisition or any of the other transactions contemplated by the Support Agreement;

          (7) Gulf Indonesia will not, and will not permit its subsidiaries to
     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Gulf Indonesia to Gulf Indonesia or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (8) Gulf Indonesia will not, and will not permit its subsidiaries to, make or revoke any material tax election, other than consistent with past practice, unless required by applicable law, or resolve any tax audit or other similar proceeding in respect of material taxes payable by Gulf Indonesia or its subsidiaries; and

          (9) Gulf Indonesia will not, and will not permit its subsidiaries to, make any change in any method of accounting or accounting practice or policies or financial accounting policies other than those required by generally accepted accounting principles or required by applicable law or applicable securities commissions.

     Fees and Expenses. All fees and expenses incurred in connection with the Support Agreement and the Offer and the transactions contemplated by the Support Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer is consummated, except that Conoco Canada will pay all the costs incurred by Gulf Indonesia in obtaining the Valuation and Fairness Option.

     Indemnification. Conoco has agreed that it will, or will cause Gulf Indonesia to, maintain in effect without any reduction in scope or coverage for ten years from the later of the Expiration Date (as defined in the Offer to Purchase) and the date a Second-Step Acquisition is completed, customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Gulf Indonesia in effect immediately prior to the Expiration Date. In addition, Conoco has agreed that all rights to indemnification or exculpation existing as of the date of the Support Agreement or authorized prior to the date of the Support Agreement in favor of present and former officers and directors of Gulf Indonesia shall survive the completion of the Offer and Conoco has agreed to cause Gulf Indonesia to fulfill its obligations under such rights or, failing that, to fulfill such obligations itself.

     Efforts. Conoco, Conoco Canada and Gulf Indonesia have each agreed in the Support Agreement, subject to the terms and conditions thereof, to use their commercially reasonable efforts to take and cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer, the Second-Step Acquisition and the Support Agreement, and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to (1) obtain all necessary waivers, consents, permits, orders and approvals required under applicable law or otherwise and (2) obtain all necessary or desirable regulatory approvals. In addition, Conoco, Conoco Canada and Gulf Indonesia have agreed to challenge all lawsuits or proceedings challenging or affecting the Support Agreement or the making or completion of the Offer.

     Representations and Warranties. The Support Agreement contains various customary representations and warranties of the parties thereto including among others, representations as to due organization and qualification; in the case of Gulf Indonesia, capitalization; corporate authority; no violation of charter or by-laws, debt instruments or material agreements or applicable law; and, in the case of Gulf Indonesia, accuracy of Gulf Indonesia's public filings, including financial statements.

     Amendments; Waivers. The Support Agreement may be amended at any time prior to consummation of the Second-Step Acquisition by mutual agreement of Conoco, Conoco Canada and Gulf Indonesia, except that the Support Agreement may not be amended in a way that adversely affects the shareholders of Gulf Indonesia (other than Conoco Canada) without the approval of the Independent Committee. Conoco Canada and Conoco and Gulf Indonesia may (1) extend the time for the performance of any of the obligations or other acts of the other contained in the Support Agreement, (2) waive any inaccuracies in the representations and warranties of the other contained in the Support Agreement or in any document delivered pursuant to the Support Agreement or (3) subject to the restrictions described under "THE OFFER -- Terms of the Offer; Expiration Date" in the Offer to Purchase, waive compliance with any of the agreements of any other party or with any conditions to its own obligations, except that any extension or waiver that adversely affects the rights of shareholders of Gulf Indonesia (other than Conoco Canada) requires the approval of the Independent Committee. Any agreement on the part of a party to the Support Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

          INTENTIONS OF DIRECTORS, SENIOR OFFICERS AND SHAREHOLDERS OF
                    GULF INDONESIA WITH RESPECT TO THE OFFER

     Each of the directors and senior officers of Gulf Indonesia has indicated that at the date hereof he intends to accept the Offer, both with respect to Shares currently owned by him, directly or indirectly, and Shares issuable upon the exercise of options held by such persons as indicated in "Ownership of Securities of Gulf Indonesia". The Support Agreement provides that Gulf Indonesia may make arrangements to permit holders of options to exercise such options on a conditional basis (conditional on Conoco Canada accepting and paying for the Shares). Alternatively, Gulf Indonesia may make arrangements to cancel options in exchange for a cash payment equal to the difference, if any, between the Offer Price and the applicable exercise price of the options. The directors and senior officers of Gulf Indonesia have also indicated that, to their knowledge, after reasonable inquiry, at the date hereof, the Shares held by their associates or under their control or direction will also be tendered pursuant to the Offer. Gulf Indonesia has no knowledge as to the intentions of any other shareholder to accept or reject the Offer.

                   OWNERSHIP OF SECURITIES OF GULF INDONESIA

     The names of the directors and senior officers of Gulf Indonesia and the respective numbers of securities of Gulf Indonesia owned or over which control or direction is exercised, as at the date hereof, by each director and senior officer of Gulf Indonesia and, to the knowledge of the directors and senior officers of Gulf Indonesia, after reasonable inquiry, each associate of a director or senior officer of Gulf Indonesia, and any person or company acting jointly or in concert with Gulf Indonesia, are as follows:

                                                                PERCENTAGE OF   NUMBER OF    PERCENTAGE OF
NAME AND POSITION HELD                 NUMBER OF SHARES(1)(2)      SHARES       OPTIONS(1)      OPTIONS
----------------------                 ----------------------   -------------   ----------   -------------
Robert H. Allen......................           7,431                  *         202,500         3.9%
Chairman of the Board of Directors
Paul C. Warwick......................           3,950                  *          50,000            *
President, Chief Executive Officer
and Director
Taufik Ahmad.........................           1,850                  *          20,000            *
Vice President, Administration
Andrew D.R. Hastings.................               0                  *               0            *
Vice President, Gas Marketing and
Business Development

                                                                PERCENTAGE OF   NUMBER OF    PERCENTAGE OF
NAME AND POSITION HELD                 NUMBER OF SHARES(1)(2)      SHARES       OPTIONS(1)      OPTIONS
----------------------                 ----------------------   -------------   ----------   -------------
Donald D. McKechnie..................           2,200                  *          41,000            *
Vice President, Finance
Supramu Santosa......................           4,550                  *         210,250         4.0%
Vice President, Corporate Strategy
and Government Relations
John K. Wearing......................           2,350                  *          41,700            *
Vice President, Operations
Cliff W. Zeliff......................          15,200                  *         220,850         4.2%
Vice President, Exploration
Alan P. Scott........................               0                  *               0            *
Corporate Secretary
Robert W. Goldman....................               0                  *               0            *
Director
Malcolm D. Griffiths.................               0                  *               0            *
Director
Rick A. Harrington...................               0                  *               0            *
Director
Francis H. (Mim) James...............               0                  *               0            *
Director
Dr. Ir. Kuntoro Mangkusubroto........             900                  *           7,500            *
Director
Donald F. Mazankowski................           2,050                  *          52,500         1.0%
Director
James D. McColgin....................               0                  *               0            *
Director
John R. Sanders......................           6,429                  *          30,000            *
Director
Dr. George E. Watkins................               0                  *               0            *
Director

---------------

Notes:

* means less than one percent

(1) The information as to Shares and Gulf Indonesia options beneficially owned, directly or indirectly, or over which control or direction is exercised by each director and senior officer of Gulf Indonesia and by their respective associates, not being within the knowledge of Gulf Indonesia, has been furnished by the respective directors and senior officers individually.

(2) Includes Shares which directors and senior officers are entitled to under the Restricted Share Unit/Deferred Share Unit Plan if they elect to take all units under such plan in Shares. Under the Restricted Share Unit/Deferred Share Unit Plan, holders of RSU's or DSU's may elect to take such units in cash. See "Agreements Between Gulf Indonesia and its Directors and Senior Officers -- Options and Stock Based Plans".

     As at the date hereof, the directors and senior officers of Gulf Indonesia and, to the knowledge of the directors and senior officers of Gulf Indonesia, after reasonable inquiry, their respective associates, as a group, beneficially own, directly or indirectly, or exercise control or direction over 46,910 Shares (including Shares which directors and senior officers are entitled to under the Restricted Share Unit/Deferred Share Unit Plan) and 876,300 Gulf Indonesia options. As of June 4, 2002, Conoco Canada owned 63,650,000 Shares representing approximately 72.3% of the outstanding Shares or approximately 70.7% of the Shares on a fully diluted basis. To the knowledge of the directors and senior officers of Gulf Indonesia, after reasonable inquiry, other than Conoco Canada, no person or company, at the date hereof, beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Shares.

    TRADING BY DIRECTORS AND SENIOR OFFICERS IN SECURITIES OF GULF INDONESIA

     Except as disclosed in the following sentences and under "Issue of Securities of Gulf Indonesia" below, neither Gulf Indonesia nor any of the directors or senior officers of Gulf Indonesia nor, to the knowledge of the directors and senior officers of Gulf Indonesia, after reasonable inquiry, any associate of a director or senior officer of Gulf Indonesia, any person or company who owns more than 10% of any class of equity securities of Gulf Indonesia, or any person or company acting jointly or in concert with Gulf Indonesia has traded in securities of Gulf Indonesia during the six-month period preceding the date hereof. On January 10, 2002, Gulf Indonesia purchased 1,067 Shares for John R. Sanders, at a price of $8.85 per Share, in lieu of director's fees. In addition, on April 9, 2002, Gulf Indonesia purchased 803 Shares for John R. Sanders and 584 Shares for Robert H. Allen, all at a price of $10.70 per Share, in lieu of director's fees.

                     ISSUE OF SECURITIES OF GULF INDONESIA

     No Shares or securities convertible into Shares have been issued to any director or senior officer of Gulf Indonesia during the two-year period preceding the date hereof, other than as follows:

                                                                                            PRICE PER
NAME                                     DATE OF ISSUANCE    SECURITIES ISSUED   NUMBER    SECURITY(1)
----                                     -----------------   -----------------   -------   -----------
Robert H. Allen........................  December 18, 2000     Options             5,000     $ 9.06
                                            May 7, 2001        Options            10,000     $ 8.18
                                            May 7, 2001          RSUs              2,300     $ 8.18
                                            May 6, 2002        Options             7,500     $11.25
                                            May 6, 2002          RSUs              1,800     $11.25
Paul C. Warwick........................    July 24, 2001       Options            30,000     $11.40
                                            May 6, 2002        Options            20,000     $11.25
                                            May 6, 2002          RSUs              3,950     $11.25
Taufik Ahmad...........................  February 15, 2001     Options             5,000     $ 9.05
                                         February 15, 2001       RSUs                900     $ 9.05
                                            May 7, 2001        Options            10,000     $ 8.18
                                            May 6, 2002        Options             5,000     $11.25
                                            May 6, 2002          RSUs                950     $11.25
Donald D. McKechnie....................    June 18, 2001       Options            30,000     $10.70
                                            May 6, 2002        Options            11,000     $11.25
                                            May 6, 2002          RSUs              2,200     $11.25
Supramu Santosa........................   August 10, 2000      Options            12,000     $ 8.25
                                         February 15, 2001       RSUs              2,300     $ 9.05
                                            May 7, 2001        Options            25,000     $ 8.18
                                            May 6, 2002        Options            11,250     $11.25
                                            May 6, 2002          RSUs              2,250     $11.25
John K. Wearing........................    June 1, 2001        Options            30,000     $10.80
                                            May 6, 2002        Options            11,700     $11.25
                                            May 6, 2002          RSUs              2,350     $11.25
Cliff W. Zeliff........................   August 10, 2000      Options            16,000     $ 8.25
                                         February 15, 2001       RSUs              2,600     $ 9.05
                                            May 7, 2001        Options            30,000     $ 8.18
                                            May 6, 2002        Options            12,850     $11.25
                                            May 6, 2002          RSUs              2,600     $11.25

                                                                                            PRICE PER
NAME                                     DATE OF ISSUANCE    SECURITIES ISSUED   NUMBER    SECURITY(1)
----                                     -----------------   -----------------   -------   -----------
Dr. Ir. Kuntoro Mangkusubroto..........     May 6, 2002        Options             7,500     $11.25
                                            May 6, 2002          RSUs                900     $11.25
Donald F Mazankowski...................  December 18, 2000     Options             5,000     $ 9.06
                                            May 7, 2001        Options            10,000     $ 8.18
                                            May 7, 2001          RSUs              1,150     $ 8.18
                                            May 6, 2002        Options             7,500     $11.25
                                            May 6, 2002          RSUs                900     $11.25
John R. Sanders........................  December 18, 2000     Options             5,000     $ 9.06
                                            May 7, 2001        Options            10,000     $ 8.18
                                            May 7, 2001          RSUs              1,150     $ 8.18
                                            May 6, 2002        Options             7,500     $11.25
                                            May 6, 2002          RSUs                900     $11.25

---------------

Notes:

(1) Represents the exercise price per Share in the case of a grant of Gulf Indonesia options.

               OWNERSHIP OF SECURITIES OF CONOCO OR CONOCO CANADA

     Neither Gulf Indonesia nor any director or senior officer of Gulf Indonesia nor, to the knowledge of the directors and senior officers of Gulf Indonesia after reasonable inquiry, any associate of a director or senior officer of Gulf Indonesia, any person or company holding more than 10% of any class of equity securities of Gulf Indonesia or any person or company acting jointly or in concert with Gulf Indonesia, at the date hereof, owns, directly or indirectly, or exercises control or direction over, any securities of any class of Conoco or Conoco Canada other than as follows:

                              NUMBER OF SHARES OF    PERCENTAGE OF
                                COMMON STOCK OF     SHARES OF COMMON       NUMBER OF        PERCENTAGE OF
NAME                              CONOCO (1)        STOCK OF CONOCO    CONOCO OPTIONS (1)   CONOCO OPTIONS
----                          -------------------   ----------------   ------------------   --------------
Paul C. Warwick.............         2,469(2)               *                     0              nil
Andrew D.R. Hastings........         2,077                  *                 6,600                *
Alan P. Scott...............             0                  *                 2,242                *
Robert W. Goldman...........        43,538(3)               *               632,153                *
Malcolm D. Griffiths........         4,000                  *                51,000                *
Rick A. Harrington..........        51,762                  *               549,191                *
Francis H. (Mim) James......         4,728                  *                57,470                *
James D. McColgin...........        22,815                  *               297,143                *
Dr. George E. Watkins.......        11,867                  *               342,691                *

---------------

Notes:

* means less than one percent

(1) The information as to the number of shares of common stock of Conoco and Conoco options beneficially owned, directly or indirectly, or over which control or direction is exercised by each director and senior officer of Gulf Indonesia and by their respective associates, not being within the knowledge of Gulf Indonesia, has been furnished by the respective directors and senior officers individually.

(2) Includes 930 shares of common stock of Conoco held by an associate.

(3) Includes 1,716 shares of common stock of Conoco held by two associates.

RELATIONSHIP BETWEEN CONOCO, CONOCO CANADA AND THE DIRECTORS AND SENIOR OFFICERS
                               OF GULF INDONESIA

     To the knowledge of the directors and senior officers of Gulf Indonesia, there are no arrangements or agreements made or proposed to be made between Conoco or Conoco Canada and any of the directors or senior officers of Gulf Indonesia, including arrangements or agreements pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful. The following directors or senior officers of Gulf Indonesia are also directors or senior officers of Conoco, Conoco Canada or a subsidiary of Conoco or Conoco Canada (other than Gulf Indonesia and its subsidiaries): Robert W. Goldman, Malcolm D. Griffiths, Rick A. Harrington, Francis H. (Mim) James, Donald F. Mazankowski, James D. McColgin, Alan P. Scott and Dr. George E. Watkins. A further member of the Board of Directors of Gulf Indonesia, Paul C. Warwick, has indicated that he is a designee of Conoco.

                   CERTAIN AGREEMENTS BETWEEN GULF INDONESIA
                          AND CONOCO OR CONOCO CANADA

     Gulf Indonesia has entered into a number of material transactions with Conoco Canada and Conoco regarding services, financial matters and corporate opportunities. Set forth below are summaries of these agreements. Each of these agreements will terminate if the transactions contemplated in this Offer to Purchase are consummated.

     1997 Agreements. With respect to services, Gulf Indonesia and Gulf Canada (now Conoco Canada) entered into a series of agreements in 1997 relating to certain ongoing intercompany arrangements, including a technical services agreement, an information services agreement, a registration rights agreement, a cross-indemnification agreement and a corporate opportunity agreement.

     The technical services agreement and the information services agreement provided that, if Gulf Indonesia was unable to provide certain technical and information services itself, it would be required to obtain such technical and information services from Gulf Canada as long as Gulf Canada was able to provide such services in a timely fashion. In addition, an administrative services agreement provided that Gulf Indonesia was required to obtain from Gulf Canada substantially all of its required administrative services, including financial, treasury, accounting, tax, audit, legal and other related services, human resources services and other administrative services. All these agreements were originally for 10-year terms beginning in 1997. Gulf Indonesia paid a fee to Gulf Canada for such services in an amount equal to the cost of providing such services based on industry averages for the services provided, but in any event not greater than those fees which an unaffiliated third party would charge Gulf Indonesia.

     The registration rights agreement provides for, among other things, the future registration, under the United States Securities Act of 1933, as amended, of Gulf Indonesia Common Shares owned by Gulf Canada. The registration rights agreement provides that Gulf Canada can require Gulf Indonesia to register not more than two public offerings and two private placements of Gulf Indonesia Common Stock in any 12-month period, so long as each offering or placement has a value of at least $50 million.

     The cross-indemnification agreement provides that each of Gulf Indonesia and Gulf Canada will indemnify the other for certain claims made in connection with the reorganization of Gulf Indonesia undertaken prior to Gulf Indonesia's initial public offering in 1997.

     The corporate opportunity agreement provides that if Gulf Canada acquires Indonesian oil and gas assets with a fair market value in excess of $100 million or a majority equity or voting interest in an entity with Indonesian oil and gas assets with a fair market value in excess of $100 million, Gulf Canada will, subject to certain exceptions, within one year either (1) offer to Gulf Indonesia the right to purchase such Indonesian assets at Gulf Canada's purchase price plus the amount of any costs, including taxes, that would be incurred by Gulf Canada in connection with such sale to Gulf Indonesia or (2) cause some or all of its representatives to resign from Gulf Indonesia's Board of Directors so that a majority of Gulf Indonesia's directors will have no affiliation with Gulf Canada. In addition, if Gulf Canada elects to cause such resignations, Gulf Indonesia will have the right to terminate the corporate opportunity agreement. The corporate opportunity agreement also provides that Gulf Indonesia will not, without Gulf Canada's consent, directly acquire non-Indonesian oil and gas assets or acquire a majority equity or voting interest in any entity with non-Indonesian oil and gas assets unless a majority of the fair market value of such assets are located in Indonesia.

     2001 Agreement. In November 2001, Gulf Indonesia and Conoco entered into a technical services agreement superceding the 1997 technical services agreement with Gulf Canada. While similar in many ways to the previous agreement, the new technical services agreement provides for a more detailed work scope and cost estimate, enables reciprocal assistance, and provides for the possible use of experts on an "on call" basis. The new technical services agreement also provides for the long-term secondment of personnel and, pursuant thereto, Gulf Indonesia's Vice President, Gas Marketing and Business Development, is provided by secondment arrangement with Conoco.

     2002 Agreement. In March 2002, Gulf Indonesia and Conoco entered into a new administrative and information services agreement superceding the previous information services agreement and administrative services agreement with Gulf Canada. The new agreement with Conoco is similar to the new technical services agreement and includes provision for the payment for services on a cost recovery basis, potential for reciprocal services and the use of a project sheet to describe the scope of work and estimated costs.

     In connection with financial matters, Gulf Indonesia has arranged to obtain from Conoco Canada a $65 million credit facility for a term of up to three years from August 2001 for a fee of 1.5% per annum of the amount undrawn and, in the case of amounts borrowed, at a cost equal to the cost to Conoco Canada plus a fee of 1.5% per annum. In addition, Gulf Indonesia on two occasions in 2001 has invested surplus amounts of cash in short-term notes of Conoco on market terms. These amounts were repaid.

              AGREEMENTS BETWEEN GULF INDONESIA AND ITS DIRECTORS
                              AND SENIOR OFFICERS

     There are no arrangements or agreements made or proposed to be made between Gulf Indonesia and any of the directors or senior officers of Gulf Indonesia pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful, except as described below.

     Gulf Indonesia has entered into employment agreements with certain of its senior officers. In 1998 (in respect of Supramu Santosa and Cliff W. Zeliff, collectively the "1998 Contracts") and in 2001 (in respect of Taufik Ahmad, Paul
C. Warwick, John K. Wearing and Donald D. McKechnie, collectively the "2001 Contracts") Gulf Indonesia entered into a series of employment agreements. The employment contracts provide for continuing employment unless voluntarily terminated by the employee. The employment contracts provide that the senior officers are entitled to severance upon being terminated without cause or upon certain other specified events of constructive dismissal and upon certain stated events. Thus, in certain circumstances, if such senior officers of Gulf Indonesia are terminated following the Offer or the Second-Step Acquisition, they will be entitled to certain benefits.

     If a senior officer is entitled to receive severance under his respective employment agreement, then he is entitled to receive, and Gulf Indonesia is obligated to pay or provide, the following:

          1. an undiscounted cash amount equal to one month's base salary (including, in the 1998 Contracts, any foreign service supplement), multiplied by the number of years of service of such senior officer with Gulf Indonesia, subject to a minimum entitlement and payment equal to 24 months' base salary and a maximum entitlement and payment equal to 30 months' base salary;

          2. an undiscounted cash amount equal, in the case of the 1998 Contracts and the employment agreement with Mr. Ahmad, to the value of certain benefit plans and programs provided to regular Canadian resident employees of Gulf Canada (now Conoco Canada) and equal to one month for every year of service with Gulf Indonesia, with a minimum entitlement and payment equal to 24 months of benefits value and a maximum entitlement and payment equal to 30 months of benefits value; in the 2001

     Contracts and excluding the employment agreement with Mr. Ahmad, this is an undiscounted cash amount equal to fifteen percent (15%) of the base salary (excluding pension) to reflect the hypothetical value of certain benefit plans and programs provided to regular Canadian residents;

          3. an undiscounted amount equal to two times the target bonus under the cash bonus plan of Gulf Indonesia; and

          4. pension benefits under the pension plan of Gulf Indonesia treating such senior officer's pension rights as fully vested.

     In addition, Mr. Wearing's employment agreement provides that if after three years employment with Gulf Indonesia, Mr. Wearing decides to voluntarily resign and return to Canada, Gulf Canada (now Conoco Canada) will make reasonable efforts to identify, at a minimum, a Director level position within Conoco Canada to offer to Mr. Wearing. If Conoco Canada is unable to offer Mr. Wearing a Director level position, then Mr. Wearing will be entitled to receive from Conoco Canada termination benefits equal to two times his then current base salary. Mr. Wearing has been employed by Gulf Indonesia since June 2001.

OPTIONS AND STOCK BASED PLANS

     Gulf Indonesia is required by the terms of the Support Agreement to accelerate the vesting of any currently unvested Gulf Indonesia options and accelerate the release of any Shares held in a Gulf Indonesia employee share purchase plan so that any entitlement pursuant thereto to Shares becomes exercisable or fully vested prior to the expiration of the Offer. In addition, Gulf Indonesia is permitted by the terms of the Support Agreement to cancel Gulf Indonesia options in exchange for a cash payment equal to the difference, if any, between the Offer Price and the applicable option exercise price. All options not exercised or cashed out prior to the expiration of the Offer shall cease to be exercisable thereafter.

     Gulf Indonesia has an incentive stock option plan (the "Option Plan") pursuant to which options to purchase Shares have been granted to directors, officers and other employees of Gulf Indonesia. As of June 4, 2002, Gulf Indonesia had outstanding options entitling the holders thereof to purchase approximately 5,199,227 Shares, at exercise prices ranging from $8.06 to $20.06 per Share. The Option Plan provides that, if an offer is made to purchase all of the Shares, the compensation committee of the Board of Directors of Gulf Indonesia may require that all or some of the options be exercised on or before the effective date of such purchase. In connection with the Offer, Gulf Indonesia may make arrangements to permit holders of options to exercise such options on a conditional basis (conditional on Conoco Canada accepting and paying for the Shares). Alternatively, Gulf Indonesia may make arrangements to cancel options in exchange for a cash payment equal to the difference, if any, between the Offer Price and the applicable exercise price of the options.

     Gulf Indonesia also has a Restricted Share Unit/Deferred Share Unit Plan pursuant to which restricted share units ("RSUs") have been issued to directors and executive officers of Gulf Indonesia. Each RSU vests after four years, and entitles the holder to one Share or a cash payment equal to the market price of one Share on the date of exercise. Each RSU will vest as a result of the Offer, and each holder of a RSU will be entitled to a cash payment equal to the Offer Price for each RSU. Holders of RSUs will be entitled to an aggregate payment of $399,780 with respect to their RSUs in connection with the Offer, of which officers will receive $266,325, directors will receive $120,575 and a former director will receive $12,880. Any RSU not exercised prior to the expiration of the Offer will terminate. The Restricted Share Unit/Deferred Share Unit Plan will terminate on the expiration of the Offer.

     Between February 2001 and May 2002, each director of Gulf Indonesia had the option of taking all or part of the cash component of his or her annual retainer in Shares. If the director elected to take Shares, the Shares were eligible for participation in Gulf Indonesia's Leveraged Purchase Plan ("LPP"). The LPP provided that for each Share acquired by the participant and held for two years, the participant would be granted three stock appreciation rights ("SARs"). Each SAR entitles the holder to receive the difference between the market price of the Shares on the date the SAR is exercised and the market price on the date the SAR was granted. The SARs acquired under the LPP will immediately vest and be exercisable upon consummation of the Offer. Upon consummation of the Offer, holders of SARs will receive an aggregate cash payment of $286,476 in connection with the Offer, of which officers will receive $109,770, directors will receive $72,861 and former officers and directors will receive $103,845.

     The Board of Directors of Gulf Indonesia has authorized and directed the compensation committee to cause the acceleration and vesting of all options, RSUs and SARs prior to or concurrent with the consummation of the Offer.

          INTERESTS OF DIRECTORS AND SENIOR OFFICERS OF GULF INDONESIA
                    IN MATERIAL CONTRACTS WITH CONOCO CANADA

     None of the directors or senior officers of Gulf Indonesia nor any of their associates nor, to the knowledge of the directors or senior officers after reasonable inquiry, any person or company who owns more than 10% of any class of equity securities of Gulf Indonesia, has any interest in any material contract to which Conoco Canada is a party.

                              RECENT DEVELOPMENTS

     In October 1998, Gulf Indonesia commenced deliveries of natural gas under a long-term agreement to the Duri Steamflood operated by PT Caltex Pacific Indonesia ("Caltex"). During the first two years of this agreement, gas takes by Caltex were above the take-or-pay levels specified in the agreement. In 2001, gas takes by Caltex fell below the contracted take-or-pay quantities, with Gulf Indonesia's share of gas sales averaging 137 mmcf/day (million cubic feet per day) for the first three quarters of 2001 (approximately seven per cent below the take-or-pay quantity). When sales fall below take-or-pay quantities, Gulf Indonesia receives, as payment, oil volumes equivalent to the take-or-pay quantities of gas, and is to deliver the make-up gas when the requirements of Caltex increase to above take-or-pay levels. In September 2001, Caltex increased its gas takes significantly and sales averaged 149 mmcf/day for the fourth quarter of 2001. This trend continued into the first quarter of 2002 with sales averaging 153 mmcf/day. However, for the second quarter of 2002 to date, gas takes by Caltex have declined substantially, with Gulf Indonesia's share of gas sales averaging 134 mmcf/day for the first two months of the quarter (approximately ten per cent below the take-or-pay quantity). Caltex has recently nominated gas volumes at levels below the contracted take-or-pay quantities for the remainder of the second quarter of 2002.

     In December 2000, Gulf Indonesia and Pertamina signed agreements for additional gas deliveries to the Duri Steamflood. Gas for this contract is to be supplied primarily from the Suban field where construction of the field facilities is scheduled to be completed in late 2002.

     Gulf Indonesia is unable to predict, at this time, with certainty the level of future takes by Caltex under these long term agreements.

                         VALUATION AND FAIRNESS OPINION

     The Valuation and Fairness Opinion of RBC is set out in full at Annex A hereto and is summarized in the Schedule TO filed by Conoco and Conoco Canada under the heading "Valuation and Fairness Opinion". Gulf Indonesia believes there are no "prior valuations", as defined under Ontario Securities Commission Rule 61-501 or Commission des valeurs mobilieres du Quebec Policy Q-27, required to be disclosed.

                               OTHER INFORMATION

     There is no other information not disclosed herein but known to the Board of Directors of Gulf Indonesia which would reasonably be expected to affect the decision of the holders of Shares to accept or reject the Offer.

                                MATERIAL CHANGES

     The directors and senior officers of Gulf Indonesia are not aware of any information that indicates any material change in the affairs of Gulf Indonesia since March 31, 2002, the date of the last published interim financial statements of Gulf Indonesia.

                                STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides security holders of Gulf Indonesia with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                    APPROVAL

     The contents of the Statement have been approved and the delivery thereof authorized by the Board of Directors of Gulf Indonesia.